Exhibit 2.1

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AGREEMENT AND PLAN OF REORGANIZATION

by and among

JUNO THERAPEUTICS, INC.,

P ACQUISITION CORPORATION,

P ACQUISITION LLC,

ABVITRO INC.,

FORTIS ADVISORS LLC,

as Securityholders’ Representative,

and each of the Stockholders made party hereto pursuant to an Agreement and Joinder,

dated as of

January 8, 2016

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- ii -

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Exhibits

Exhibit A-1	Form of Agreement and Joinder
Exhibit A-2	Form of Stock Vesting Agreement
Exhibit A-3	Form of Restrictive Covenants Agreement
Exhibit A-4	Form of Optionholder Release
Exhibit B-1	Certificate of Incorporation of Initial Surviving Corporation
Exhibit B-2	Bylaws of Initial Surviving Corporation
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of 280G Waiver and Consent
Exhibit E	Form of FIRPTA Certificate
Exhibit F-1	Form of Investor Rights Agreement Amendment
Exhibit F-2	Form of Registration Rights Agreement
Exhibit G	Form of Escrow Agreement

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Exhibit H	Form of Exchange Agent Agreement
Exhibit I	Form of Restricted Stock Unit Award Agreement

Schedules

Schedule A-1	Persons Subject to Stock Vesting Agreements
Schedule A-2	Key Employees
Schedule A-3	Consulting Agreements
Schedule A-4	Person Subject to Restrictive Covenants Agreement
Schedule 2.1(b)(i)	Option Acceleration
Schedule 2.2(a)	Net Working Capital Adjustment – Specified Liabilities
Schedule 2.5	Spreadsheet
Schedule 5.1	Conduct of Business of the Company
Schedule 5.6	Third Party Notices and Terminations
Schedule 5.8	Employee Offer Letters
Schedule 5.10(b)	Indemnification Agreements
Schedule 5.14	Additional Pre-Closing Matters
Schedule 9.1	Designated Matters
Schedule 9.2(a)(ii)	Survival of Reps and Warranties
Schedule 11.2	Merger Expenses

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of January 8, 2016, is by and among Juno Therapeutics, Inc., a Delaware corporation (“Parent”), P Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub 1”), P Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), AbVitro Inc., a Delaware corporation (the “Company”), Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as representative of the Indemnifying Securityholders (the “Securityholders’ Representative”), and each of the Stockholders made a party hereto pursuant to an Agreement and Joinder.

RECITALS

WHEREAS, the boards of directors or managing member, as applicable of Parent, each Merger Sub, and the Company have determined that it is advisable and in the best interests of the respective companies and their respective securityholders, as applicable, that (i) Merger Sub 1 merge with and into the Company (the “Merger”), with the Company to continue as the surviving corporation of the Merger (the “Initial Surviving Corporation”), and (ii) immediately following the effectiveness of the Merger and as part of a single overall transaction with the Merger, the Initial Surviving Corporation merge with and into Merger Sub 2 (the “Subsequent Merger” and, together with the Merger, the “Reorganization”), with Merger Sub 2 to continue as the surviving corporation of the Subsequent Merger (the “Surviving Company”), each upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the boards of directors of Parent, Merger Sub 1, Merger Sub 2, and the Company have approved this Agreement, the Reorganization, and the other transactions contemplated hereby, and the Board of Directors of the Company has recommended to the Stockholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of the DGCL;

WHEREAS, the sole stockholder of each Merger Sub has approved this Agreement and the transactions contemplated hereby, in accordance with the applicable provisions of the DGCL and the DLLCA;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent to enter into this Agreement and in consideration for a portion of the Merger Consideration payable under this Agreement: (i) each Principal Stockholder has executed and delivered an Agreement and Joinder to this Agreement in the form attached hereto as Exhibit A-1 (each an “Agreement and Joinder”); (ii) each of the Persons set forth on Schedule A-1 has executed and delivered to Parent a stock vesting agreement in substantially the form attached hereto as Exhibit A-2 (each a “Stock Vesting Agreement”);

(iii) each of the Persons set forth on Schedule A-2 hereto (collectively, the “Key Employees”) has entered into an at-will employment arrangement with Parent or a subsidiary thereof pursuant to his or her execution of an offer letter (each an “Offer Letter”) and an At-Will Employee Agreement (each an “At-Will Employee Agreement”), in each case, in the form provided by Parent; (iv) each of the Persons set forth on Schedule A-3 hereto (collectively, the “Key Consultants”) has entered a consulting agreement with Parent or a subsidiary thereof, in the form provided by Parent, to be effective as of the Effective Time (the “Consulting Agreements”); (v) the Person set forth on Schedule A-4 has executed and delivered a restrictive covenants agreement in substantially the form attached hereto as Exhibit A-3 (the “Restrictive Covenants Agreement”), and (vi) each of the Optionholders has executed and delivered a general release in substantially the form attached hereto as Exhibit A-4, which agreements shall become effective only at the Effective Time;

WHEREAS, in connection with Parent entering into this Agreement, the Company shall use its commercially reasonable efforts to obtain from the holders (including the Principal Stockholders) of at least the Required Stockholder Vote (as defined below) within twenty-four (24) hours after the Company’s execution of this Agreement, an action by written consent in a form reasonably acceptable to Parent approving and adopting this Agreement, the Ancillary Agreements (as defined below) to which the Company is or will be a party, the Merger and the other transactions contemplated hereby and thereby, pursuant to and in accordance with the applicable provisions of the DGCL and the Charter Documents (as defined below) (the “Stockholder Consent”); and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code, and to cause the transactions contemplated hereby to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Parent shall cause Merger Sub 1 to be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub 1 shall cease, and the Company shall continue as the Initial Surviving Corporation and shall succeed to and assume all the rights, properties, Liabilities and obligations of Merger Sub 1 in accordance with the DGCL. Immediately after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, Parent shall cause the Initial Surviving Corporation to be merged with and into Merger Sub 2. Following the Subsequent Merger, the separate corporate existence of the Initial Surviving Corporation shall cease, and Merger Sub 2 shall continue as the Surviving Company of the Subsequent Merger and shall succeed to and assume all the rights, properties, Liabilities and obligations of the Initial Surviving Corporation in accordance with the DGCL and the DLLCA.

Section 1.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement (the “Closing Date”), at Woodside Counsel, P.C., 203 Redwood Shores Parkway, Suite 610, Redwood Shores, CA 94065, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent and the Company shall file a certificate of merger relating to the Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). Immediately following the Effective Time, Parent and the Initial Surviving Corporation shall file a certificate of merger relating to the Subsequent Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA (the “Subsequent Certificate of Merger”). The Subsequent Merger shall become effective at such time as the Subsequent Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time as Parent and the Initial Surviving Corporation shall agree and specify in the Subsequent Certificate of Merger (the time at which the Subsequent Merger becomes effective is referred to herein as the “Subsequent Effective Time”).

Section 1.4 Effects of the Mergers. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Initial Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become debts, liabilities and duties of the Initial Surviving Corporation. At the Subsequent Effective Time, the effects of the Subsequent Merger shall be as provided in this Agreement, the Subsequent Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Subsequent Effective Time, all property, rights, privileges, powers and franchises of the Initial Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Initial Surviving Corporation and Merger Sub 2 shall become debts, liabilities and duties of the Surviving Company.

Section 1.5 Constituent Documents.

(a) As of the Effective Time, the certificate of incorporation and bylaws of the Initial Surviving Corporation shall be as set forth on Exhibits B-1 and B-2, hereto, respectively, which shall be the certificate of incorporation and bylaws of the Initial Surviving Corporation until thereafter amended as provided therein and by applicable Law.

(b) As of the Subsequent Effective Time, the certificate of formation and limited liability company agreement of Merger Sub 2 as in effective immediately prior to the Subsequent Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended as provided therein and by applicable Law.

Section 1.6 Directors and Officers.

(a) As of the Effective Time, (i) the directors of Merger Sub 1 immediately prior to the Effective Time shall be the only directors of the Initial Surviving Corporation and (ii) the officers of Merger Sub 1 immediately prior to the Effective Time shall be the only officers of the Initial Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In furtherance thereof, the Company shall secure, effective as of the Effective Time, the resignations of each of its incumbent directors and officers.

(b) As of the Subsequent Effective Time, (i) the managers of Merger Sub 2 immediately prior to the Subsequent Effective Time shall be the only managers of the Surviving Company and (ii) the officers of Merger Sub 2 immediately prior to the Subsequent Effective Time shall be the only officers of the Surviving Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Name. Immediately after the Effective Time, the name of the Initial Surviving Corporation shall be AbVitro Inc. Immediately after the Subsequent Effective Time, the name of the surviving company of the Subsequent Merger shall be AbVitro LLC.

ARTICLE II

CONVERSION OF SHARES

Section 2.1 Conversion of Shares and Treatment of Company Stock Options.

(a) Effect on Company Capital Stock.

(i) Treatment of Preferred Stock. Effective immediately prior to the Effective Time, each issued and outstanding share of Series A Preferred Stock will be automatically converted into one (1) share of Company Common Stock in accordance with the Charter Documents (the “Preferred Stock Conversion”). Pursuant to the Agreement and Joinder executed concurrently with the Company’s execution of this Agreement by the Principal Stockholder holding Series A Preferred Stock, the holder of a majority of the issued and outstanding Series A Preferred Stock has granted all necessary consents and has provided to the Company all necessary notices required to effect such conversion contingent upon the Merger and effective immediately prior to the Merger, including any such consents and notices required by the Charter Documents, any Contract or Applicable Law.

(ii) Treatment of Common Stock. Subject to the limitations of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Subs, the Company or the Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion (other than Dissenting Shares (as defined below) and the shares described in Section 2.1(a)(iii) below) (the “Outstanding Common Stock”) shall be cancelled and extinguished and automatically converted into the right to receive (without interest and less any applicable Tax withholding) an amount equal to the Per Share Merger Consideration, subject to amounts to be withheld pursuant to Section 2.4. For each of the Persons set forth on Schedule A-2, a portion of the Merger Shares issuable as part of such Person’s Per Share Merger Consideration shall be paid subject to the terms of the applicable Stock Vesting Agreement. At the Effective Time, all such shares of Outstanding Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented Outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration.

(iii) Cancellation of Securities Owned by Company. Each Security of the Company that is owned by the Company immediately prior to the Effective Time shall be automatically cancelled and extinguished, and no consideration shall be delivered in exchange therefor.

(b) Effect on Company Stock Options.

(i) Partial Acceleration. The Company shall take such action as is necessary or appropriate to cause each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time to be accelerated such that immediately prior to the Effective Time, each such option shall be vested and exercisable with respect to the percentage of the number of shares of Company Common Stock subject to such option set forth opposite such option on Schedule 2.1(b)(i). The amount of each Company Stock Option vested immediately prior to the Effective Time after giving effect to the accelerated vesting contemplated by this Section 2.1(b)(i) is referred to herein as the “Vested Amount” and any remaining unvested amount of each Company Stock Option is referred to herein as the “Unvested Amount”. Subject to the preceding sentence, the Company shall neither take any other action that would cause, nor otherwise permit, the acceleration of exercisability or vesting of any Securities.

(ii) Vested Company Options. Subject to the limitations of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Subs, the Company or the holders thereof, each Company Stock Option that is outstanding and vested and exercisable immediately prior to the Effective Time after giving effect to Section 2.1(b)(i) (each, a “Vested Company Option”) shall be cancelled and extinguished and automatically converted into the right to receive (without interest and less any applicable Tax withholding) an amount in cash equal to the product of (A) the excess, if any, of the Deemed Per Share Merger Consideration over the exercise price of such Company Stock Option and (B) the number of shares of Company Common Stock the holder thereof could have purchased had such holder exercised the vested portion of such Company Stock Option in full immediately prior to the Closing after giving effect to the acceleration contemplated by Section 2.1(b)(i) (such amount, the “Vested Option Consideration”). As of the Closing, all such Vested Stock Options shall cease to exist, and each holder of any such Vested Company Option shall cease to have any rights with respect thereto, except as otherwise provided for herein or by Applicable Law.

(iii) Unvested Company Options. Subject to the limitations of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Subs, the Company or the holders thereof, each Company Stock Option that is outstanding and unvested immediately prior to the Effective Time after giving effect to Section 2.1(b)(i) (each an “Unvested Company Option”) shall be cancelled and extinguished for no consideration and shall cease to exist, and each holder of any such Unvested Company Option shall cease to have any rights with respect thereto. Parent shall grant restricted stock units to each holder of Unvested Company Options who is a Continuing Employee pursuant to and in accordance with Section 6.7.

(iv) No Assumption or Substitution; Termination of Company Plan. No Company Stock Option shall be substituted with any equivalent option or right to purchase stock of Parent or any of its Affiliates. The Company shall, prior to the Closing, take or cause to be taken all actions necessary to cause the termination and cancellation of all Company Stock Options as provided for herein and to cause the Stock Plan to be terminated effective as of the Effective Time without further obligation or Liability of Parent or its Affiliates.

(c) Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and extinguished for no consideration and shall cease to exist, and each holder of any such Company Warrant shall cease to have any rights with respect thereto.

(d) Treatment of Merger Sub 1 Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Initial Surviving Corporation. Each stock certificate of Merger Sub 1 evidencing ownership of any shares of common stock shall continue to evidence ownership of such shares of common stock of the Initial Surviving Corporation.

Section 2.2 Net Working Capital Adjustment.

(a) Definitions. In this Agreement, including for purposes of this Section 2.2(a):

“Current Assets” shall mean, without duplication, (i) all cash and cash equivalents, including any savings and checking account balances of the Company immediately available for withdrawal after deducting any outstanding but uncashed payments, (ii) the accounts receivable net of allowance for doubtful accounts and returns of the Company, and (iii) deposits and pre-paid expenses, in each case, determined as of as of the close of business on the day immediately preceding the Closing Date and in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing Date Liabilities” shall mean, without duplication, (i) all liabilities of the Company that are required to be reflected as current liabilities on a balance sheet prepared as of the close of business on the day immediately preceding the Closing Date and in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, (ii) all accrued vacation and paid time off, (iii) all Liabilities specified on Schedule 2.2(a) hereof, (iv) all unpaid Merger Expenses as of immediately prior to the Effective Time, and (v) all unpaid Indebtedness as of immediately prior to the Effective Time. For the avoidance of doubt “Closing Date Liabilities” shall not include the issuance of the securities contemplated by Section 6.7 hereof in substitution of the Unvested Company Options.

“Final Net Working Capital” shall mean the Net Working Capital, as finally determined pursuant to this Section 2.2;

“Net Working Capital” shall mean the Current Assets less the Closing Date Liabilities of the Company, as shown on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be.

“Target Amount” means zero dollars ($0.00).

(b) Not later than [***] prior to the Closing Date, the Company shall prepare and deliver to Parent (i) an estimated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (the “Estimated Closing Balance Sheet”) and (ii) a statement setting forth the amount, if any, by which the estimated Net Working Capital (the “Estimated Net Working Capital”) is greater than or less than the Target Amount (the “Estimated Working Capital Adjustment”). The Estimated Closing Balance Sheet and Estimated Working Capital Adjustment shall be prepared in good faith in accordance with this Section 2.2 and shall be subject to Parent’s review and approval, which shall not be unreasonably withheld, and accompanied by reasonable supporting detail.

(c) As soon as practicable, but in no event later than [***] following the Closing Date, Parent will prepare and deliver to the Securityholders’ Representative (i) a proposed final balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (the “Proposed Final Closing Balance Sheet”) and (ii) a statement setting forth the amount, if any, by which the proposed final Net Working Capital (the “Proposed Final Net Working Capital”) is greater than or less than the Target Amount (the “Proposed Final Working Capital Adjustment” and, together with the Proposed Final Closing Balance Sheet and Proposed Final Net Working Capital, the “Closing Date Schedule”). The Closing Date Schedule shall be prepared in good faith in accordance with this Section 2.2 and shall be accompanied by reasonable supporting detail.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) The Securityholders’ Representative may submit to Parent, not later than [***] after receipt of the Closing Date Schedule from Parent, a list of any components of the Closing Date Schedule with which the Securityholders’ Representative disagrees, if any (which notice will state the amount, nature and basis of the Securityholders’ Representative’s objections) (a “Closing Date Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in this Section 2.2(d). If the Securityholders’ Representative does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Schedule, as supplied to the Securityholders’ Representative, shall be deemed to have been accepted and agreed to by the Securityholders’ Representative, and shall be final and binding on the Parties to this Agreement. During the [***] period following the Securityholders’ Representative’s receipt of the Closing Date Schedule, upon request Parent shall provide the Securityholders’ Representative and its representatives with reasonable access to (i) the working papers of Parent and its representatives and the books and records of the Surviving Company, in each case relating to the preparation of the Closing Schedule, and (ii) the Key Employees and the employees of Parent and the Surviving Company involved in the preparation of the Closing Schedule, in each case to the extent necessary to enable the Securityholders’ Representative to evaluate the accuracy of the Closing Schedule; provided, however, that the Securityholders’ Representative and its representatives execute any customary confidentiality agreements that are reasonably requested by Parent’s representatives. In the event a Closing Date Dispute Notice is timely delivered to Parent by the Securityholders’ Representative, the Parties agree to negotiate in good faith to resolve any outstanding items of dispute within [***] of Parent’s receipt of the Closing Date Dispute Notice. If the Securityholders’ Representative and Parent fail to resolve the issues outstanding with respect to the Closing Date Dispute Notice within such [***] period, the Securityholders’ Representative and Parent will submit the issues remaining in dispute to a nationally recognized independent public accounting firm mutually agreed upon by the Securityholders’ Representative and Parent (the “Independent Accountants”) for resolution, with the costs of such accountants initially borne [***]. If issues are submitted to the Independent Accountants for resolution, (i) the Securityholders’ Representative and Parent will furnish or cause to be furnished to the Independent Accountants such working papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and will be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Securityholders’ Representative and Parent within [***] of the submission to the Independent Accountants of the issues remaining in dispute, will be final, binding and conclusive on the Parties and will be used in the calculation of the Final Net Working Capital; and (iii) the Independent Accountant shall determine the proportion of its fees and expenses to be paid by the Securityholders’ Representative (on behalf of the Indemnifying Securityholders), on the one hand, and Parent, on the other hand, based primarily on the degree to which the Independent Accountant has accepted the positions of the respective Parties with respect to those items in dispute. In resolving any such dispute, the Independent Accountants shall be bound by the provisions of this Agreement and may not revise any element of the Closing Date Schedule that is not contested in the Closing Date Dispute Notice or assign a value to any disputed element of the Closing Date Schedule greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) If the Final Net Working Capital is less than the Estimated Net Working Capital by more than [***], then (i) the Merger Consideration shall be decreased by the amount of such deficiency and (ii) Parent and the Securityholders’ Representative shall jointly instruct the Escrow Agent to release to Parent an amount equal to such deficiency from the Escrow Cash and Escrow Shares in the Escrow Fund in accordance with Section 9.6(f) within [***] after determination of the Final Net Working Capital.

(f) If the Final Net Working Capital is greater than the Estimated Net Working Capital by more than [***], then (i) the cash portion of the Merger Consideration will be increased by the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital and (ii) Parent shall, within [***] after determination of the Final Net Working Capital, pay to the Exchange Agent an amount equal to such excess in immediately available funds for distribution to the Indemnifying Securityholders in accordance with their Pro Rata Percentages.

(g) Notwithstanding the foregoing, the Vested Option Consideration and the number of restricted stock units of the Parent issued pursuant to Section 6.7 shall not be subject to any post-Closing adjustment pursuant to Sections 2.2 (c) – (f).

Section 2.3 Certain Additional Adjustments. The Deemed Per Share Merger Consideration shall be adjusted to reflect the full effect of any stock split, reverse split, stock dividend (including any dividend or distribution or distribution of securities convertible into Company Common Stock) or other like change with respect to Company Common Stock that occurs or has a record date after the date hereof and prior to the Effective Time.

Section 2.4 Indemnification Escrow; Reserve.

(a) On the Closing Date, Parent shall cause to be deposited with the Escrow Agent (i) by wire transfer of immediately available funds an amount equal to [***] (the “Escrow Cash”) and (ii) a certificate evidencing the Escrow Shares (collectively, the “Escrow Fund”), which shall be withheld from the Per Share Merger Consideration payable pursuant to Section 2.1(a) as set forth on the Spreadsheet as partial security for the indemnification obligations of the Indemnifying Securityholders pursuant to Article IX of this Agreement and shall be held in and distributed in accordance with the provisions of this Agreement and the Escrow Agreement. The fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne by Parent. Within [***] after the Escrow Release Date, Parent shall instruct the Escrow Agent to release the Escrow Release Amount, if any, from the escrow and distribute it to the Indemnifying Securityholders in accordance with Section 9.6(e)(iii) and the Escrow Agreement. Within [***] after final resolution of all Unresolved Claims, Parent shall instruct the Escrow Agent to release the Remaining Retained Amount, if any, from the escrow and distribute it to the Indemnifying Securityholders in accordance with Section 9.6(e)(iii) and the Escrow Agreement.

(b) On the Closing Date, Parent shall cause to be deposited with the Securityholders’ Representative by wire transfer of immediately available funds an amount equal to $500,000 (the “Reserve”), which shall be withheld from the Merger Consideration as set forth on the Spreadsheet and used to fund potential expenses of the Securityholders’ Representative in

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

carrying out its authorized duties as set forth in Section 9.8. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Reserve other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Reserve, and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Securityholders’ Representative that the Reserve is no longer required to be withheld, the Securityholders’ Representative shall distribute the remaining Reserve (if any) to the Escrow Agent for further distribution to the Indemnifying Securityholders in accordance with their Pro Rata Percentages.

Section 2.5 Spreadsheet; Payment and Surrender of Stock

(a) . Attached hereto as Schedule 2.5 is a spreadsheet (the “Spreadsheet”), which includes, among other things:

(i) with respect to each Stockholder: (A) such Stockholder’s name, email address (to the extent available) and address of record as last provided to the Company by such Stockholder; (B) the number of shares of Outstanding Capital Stock held by such Person before and after the Preferred Stock Conversion; (C) the respective certificate number(s) representing such shares; (D) the respective date(s) of acquisition of such shares; (E) the portion of the Merger Consideration to be paid to such Stockholder at the Closing in respect of such shares, including the aggregate dollar amount of cash Merger Consideration and the aggregate number of Merger Shares to be issued to such Stockholder at the Closing; (F) the aggregate amount of Restricted Consideration, if any; (G) any amounts required to be deducted or withheld; (H) Stockholder’s Pro Rata Percentage of the Escrow Cash, Escrow Shares and the Reserve; and (G) such other information as Parent or the Exchange Agent may reasonably request; and

(ii) with respect to each Optionholder: (A) such Optionholder’s name, email address (to the extent available) and address of record as last provided to the Company by such Optionholder; (B) the number of shares of Company Common Stock subject to each Company Stock Option held by such Person; (C) the respective date(s) of grant of such Company Stock Options; (D) the respective exercise price per share of such Company Stock Options; (E) the Vested Amount and the Unvested Amount of each such Company Stock Option; (F) the Vested Option Consideration to be paid to the holder of such Company Stock Options in connection with the Closing; (G) whether such option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code; (H) any amounts required to be deducted or withheld; and (I) such other information as Parent or the Exchange Agent may reasonably request.

(b) On the Closing Date the Company shall prepare and deliver to Parent, in a form reasonably acceptable to Parent, an updated Spreadsheet. Such updated Spreadsheet shall be certified as true, complete and correct by an authorized officer of the Company (such certification, the “Spreadsheet Certificate”).

(c) Promptly following the Effective Time (but no later than [***] thereafter), Parent shall instruct the Exchange Agent to mail to each Stockholder a letter of transmittal substantially in the form attached hereto as Exhibit C (the “Letters of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for such holder’s portion of the Merger Consideration. Upon surrender of the applicable Certificate to the Exchange Agent, together with a duly executed Letter of Transmittal and an Agreement and Joinder, including the Investor Representation Statement, and such other information as the Exchange Agent or Parent may reasonably request (including a completed Form W-9 or the appropriate series of Form W-8, as applicable) (collectively, “Exchange Agent Deliverables”), the holder of such Certificate shall be entitled to receive in exchange therefor that portion of the Merger Consideration, without interest, that is represented by such Certificate, less any amounts subject to the Escrow Fund, Reserve and Tax withholding and subject, in the case of any Restricted Consideration, to the terms of the applicable Stock Vesting Agreement, and the Certificate shall forthwith be cancelled. Until surrendered as contemplated by this Article II, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the applicable portion of the Merger Consideration determined pursuant to this Agreement then due and shall not evidence any interest in, or any right to exercise the rights of a stockholder of the Initial Surviving Corporation, the Surviving Company, Parent or any of its Affiliates. If the Merger Consideration is to be paid to a Person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock Transfer Taxes and other applicable taxes have been paid or provided for.

(d) Promptly following the Effective Time and delivery by the Exchange Agent to Parent of a copy of the Exchange Agent Deliverables from a Stockholder (but no later than [***] thereafter), Parent shall instruct its transfer agent to issue the portion of the Merger Shares payable in respect of such Certificate (other than any portion thereof that are Escrow Shares and subject, in the case of any portion thereof that are subject to a Stock Vesting Agreement, to the terms of such agreement), to such Stockholder, effective as of the Closing Date.

(e) Following the Effective Time, each Optionholder shall be entitled to receive the Vested Option Consideration, without interest and less any amounts subject to Tax withholding, that is represented by such Optionholder’s Vested Company Options; provided, however, such Vested Option Consideration shall be paid as soon as reasonably practicable (and in no event more than (x) [***] with respect to non-employee holders of Vested Company Options and (y) the Surviving Company’s next regularly scheduled payroll date following the Closing Date with respect to employee holders of Vested Company Options).

Section 2.6 No Fractional Shares of Parent Common Stock. No fractional shares of Parent Common Stock shall be issued in connection with the Merger. All fractional shares of Parent Common Stock that a Stockholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such Stockholder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the Parent Common Stock Price and rounding such amount to the nearest whole cent.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 2.7 No Liability. Notwithstanding anything to the contrary in this Article II, none of the Exchange Agent, the Initial Surviving Corporation, the Surviving Company, Parent or any of its Affiliates or any party hereto shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8 Dissenting Shares; Appraisal Rights. If Stockholders are entitled to appraisal rights in connection with the Merger pursuant to Section 262 of the DGCL, any Dissenting Shares (as defined below) will not be converted into the right to receive Merger Consideration as provided in Section 2.1 hereof, but will be entitled to such rights (but only such rights) as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL. The Company will give Parent (i) prompt notice within one (1) Business Day of any written demand received by the Company for appraisal of shares of Company Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Company agrees that, except with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it will not make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Stockholder fails to make an effective demand for payment or otherwise loses such holder’s status as a holder of Dissenting Shares, then the appraisal right of such holder shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such Merger Consideration to which such Stockholder would have been entitled pursuant to Section 2.1, subject to the provisions of this Agreement. “Dissenting Shares” means any shares of Common Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters’ rights to obtain payment for such Dissenting Shares in accordance with the DGCL have been duly and properly exercised and perfected in connection with the Merger.

Section 2.9 No Further Ownership Rights in Securities. From and after the Effective Time, no Securities of the Company will be deemed to be outstanding, and holders of Certificates formerly representing such Securities shall cease to have any rights with respect thereto except as provided herein or by applicable Law. At the Effective Time, the stock transfer books of Company shall be closed and no further registration or transfer of Securities of the Company shall thereafter be made, excepting for stock issued by the Initial Surviving Corporation or its successors after the Effective Time. If, after the Effective Time, Certificates are presented to Parent or its Affiliates for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.10 Lost, Stolen or Destroyed Stock. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact coupled with an indemnity by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.1 hereof; provided, however, that the Exchange Agent, Parent and its Affiliates may, in their reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or its Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.11 Tax Withholding. Parent or Parent’s agent shall be entitled to deduct and withhold from the Merger Consideration, or any other payment otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld under any provision of Federal, state, local or foreign Tax Law and to request any necessary Tax forms or information, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, and to share such forms with Parent, its Affiliates and the Exchange Agent. To the extent that amounts are so deducted and withheld and timely paid to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.12 Transfer Taxes. The Stockholders will pay all transfer, documentary, sales, use, stamp, registration, and other such Taxes and all conveyance fees, recording charges and other fees and charges arising out of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) as and when due. All necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

Section 2.13 Further Assurances. If at any time after the Effective Time Parent, the Initial Surviving Corporation or the Surviving Company shall determine, in their sole discretion, or shall be advised, that any deeds, bills of sale, assignments, instruments, assurances or any other actions or things are reasonably necessary to consummate the Merger or the Subsequent Merger or vest, perfect or confirm of record or otherwise in the Initial Surviving Corporation or the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Initial Surviving Corporation acquired or to be acquired by the Initial Surviving Corporation or the Surviving Company as a result of, or in connection with, the Merger or the Subsequent Merger or otherwise to carry out the purpose and intent of this Agreement, then the officers and directors of the Initial Surviving Corporation or the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Initial Surviving Corporation, all such deeds, bills of sale, instruments of conveyance, assignments, instruments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things reasonably necessary to consummate the Merger and the Subsequent Merger and to carry out the purpose and intent of this Agreement or as may be reasonably necessary to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Initial Surviving Corporation or the Surviving Company, in each case, to the extent such action is not inconsistent with this Agreement.

Section 2.14 Tax Consequences. It is intended by the parties hereto that the Reorganization shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Unless otherwise required by Law, Parent shall report the Reorganization as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding the foregoing, the parties make no representations or warranties to any Stockholder or Optionholder regarding the tax treatment of the Reorganization, or any of the tax consequences to the Company or any Stockholder or Optionholder of this Agreement, the Reorganization or any of the other transactions or payments contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure schedule prepared and signed by an appropriate officer of the Company and delivered to Parent prior to the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Parent and the Merger Subs as set forth below. The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement and the disclosure in any section of the Disclosure Schedule shall qualify the corresponding section in this Agreement and each other section in this Agreement to the extent that it is reasonably apparent on its face that such disclosure qualifies, or constitutes an exception to, such other section.

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on the business of the Company as currently being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Company’s certificate of incorporation, as amended to date, and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved any amendment to any of the Charter Documents that has not been effected.

(b) Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company.

(c) The Company does not have and has never had any Subsidiaries. The Company does not control, directly or indirectly, does not have, and has never had, any direct or indirect equity or other ownership interest in, or any obligations to acquire any Securities of, or make any contribution to, or debt or equity investment in, any Person.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 34,215,159 shares of Company Common Stock, of which 8,656,234 shares are issued and outstanding (none of which are Restricted Stock), and (ii) 23,000,000 shares of Series A Preferred Stock, of which 12,812,368 shares are issued and outstanding. Each share of Series A Preferred Stock will convert into one share of Company Common Stock immediately prior to the Effective Time. All of the outstanding shares of Company Capital Stock are, and all shares of Company Common Stock which will be issued prior to the Closing pursuant to the Preferred Stock Conversion will be, when issued in accordance therewith, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Section 3.2(b) of the Disclosure Schedule contains a true, complete and correct list of all stockholders of the Company as of the date hereof, setting forth for each the number of shares of Company Common Stock held along with the date of acquisition, the amount of consideration paid therefor, the address of record as last provided to the Company by such Stockholder, whether such shares are Restricted Stock, the vesting schedule and each repurchase and/or redemption right to which such shares are subject. No dividends have been paid since the Company’s inception, and no dividends will be due or payable with respect to any shares of Company Capital Stock prior to the Closing.

(c) The Company has reserved 3,000,000 shares of Company Common Stock for issuance pursuant to the Stock Plan, of which (i) an aggregate of 989,152 shares of Company Common Stock are subject to outstanding Company Stock Options and (ii) 647,773 shares remain available for subsequent issuance. No Company Stock Option, Restricted Stock of the Company or other compensatory Security of the Company has been granted, promised or issued to any Person other than the Company Stock Options issued under the Stock Plan. Section 3.2(c) of the Disclosure Schedule contains a true, complete and correct list of all Persons holding Company Stock Options as of the date hereof, including with respect to each Company Stock Option, the number of shares of Company Common Stock issuable upon exercise, the exercise price, date of grant, expiration date, whether such Company Stock Option is a nonstatutory option or an incentive stock option, as defined in Section 422 of the Code, the vesting schedule of such Company Stock Option and the address of record as last provided to the Company by such holder. True, correct and complete copies of the Stock Plan and each Company Stock Option issued thereunder have been made available to Parent. The Stock Plan has been duly authorized by the Company’s Board of Directors and Stockholders, and each Company Stock Option has been duly authorized by the Board of Directors, in compliance with the terms of the Stock Plan and all applicable Laws.

(d) Section 3.2(d) of the Disclosure Schedule contains a true, complete and correct list of all Persons holding Company Warrants as of the date hereof, including with respect to each Company Warrant, the class, series and number of shares of Company Capital Stock issuable upon exercise, the exercise price, date of grant, expiration date, the exercise or vesting schedule of such Company Warrant, the Company Warrants that have been exercised or that have expired or been terminated and the address of record as last provided to the Company by such holder. True, correct and complete copies of each Company Warrant have been made available to Parent. Each Company Warrant has been duly authorized by the Board of Directors, in compliance with all applicable Laws. As of the Effective Time, no holder or former holder of Company Warrants will have any right to receive shares of Parent or any cash payment from Parent, the Initial Surviving Corporation or the Surviving Company in respect of any Company Warrant.

(e) Section 3.2(e) of the Disclosure Schedule contains a true, complete and correct list of all Persons holding Convertible Notes of the Company as of the date hereof, including with respect to each Convertible Note, the principal amount, interest rate, date of grant, maturity date, liquidation premium payable in connection with the Closing and the address of record as last provided to the Company by such holder. True, correct and complete copies of each Convertible Note have been made available to Parent. No Each Convertible Note has been duly authorized by the Board of Directors, in compliance with all applicable Laws.

(f) All outstanding Securities of the Company have been issued and exercised, if applicable, in compliance with all applicable Laws, including federal securities laws and any applicable state securities or “blue sky” laws.

(g) No Security will by its terms require an adjustment in connection with the Merger. Except as set forth in Section 2.1(b)(i) of this Agreement, neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event on or after consummation of the Merger, in favor of any Security, (ii) any additional benefits for any holder of any Security, or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any shares of Company Capital Stock or other Securities previously issued upon exercise of any Security.

(h) Except as set forth above, (i) there are no other Securities of the Company authorized, issued or outstanding; (ii) there are no options, warrants, calls, preemptive rights, Indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”), convertible securities, or subscriptions or other rights, agreements, arrangements or commitments of any character, written or oral, to which the Company is a party or by which the Company is bound, relating to issued or unissued Securities of the Company, obligating the Company or to issue, transfer, sell, or cause to be issued, transferred, or sold, any Securities or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such equity interests, or obligating the Company to make any payment linked to the value of the Company Capital Stock or the sale price of the Company, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, convertible security, subscription, or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock or other Securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(i) Except as set forth in Section 3.2(i) of the Disclosure Schedule, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Company Capital Stock. All such agreements and understandings will terminate at or prior to the Closing.

(j) Following the Effective Time, (i) Parent will be the sole record and beneficial holder of all issued and outstanding Securities of the Initial Surviving Corporation and all rights to acquire or receive any Securities of the Initial Surviving Corporation, (ii) there will be no other Securities of the Company outstanding, and (iii) no other Person will have any right to receive Securities of the Initial Surviving Corporation or Surviving Company upon exercise, conversion or vesting of Securities or otherwise.

(k) No Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness without penalty, premium or other costs of any kind beyond principal and accrued interest, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. All Indebtedness of the Company will be repaid prior to or as of the Closing.

Section 3.3 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party and, subject to receipt of the Required Stockholder Vote, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and subject to receipt of the Required Stockholder Vote no further corporate action is necessary on the part of the Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Merger, and the other transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, or acting by written consent, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement, the Ancillary Agreements to which the Company is a party, the Merger, and the other transactions contemplated hereby and thereby in accordance with the provisions of the DGCL and the Charter Documents, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their approval and adoption, and (iv) recommended that the stockholders of the Company vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

(c) The affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class and on an as-converted basis, and (ii) a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class (together, the “Required Stockholder Vote”), is the only vote of the holders of any class or series of Company Securities necessary under the Charter Documents and applicable Law (including the DGCL) to approve this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Merger and to consummate the transaction contemplated hereby and thereby.

Section 3.4 No Conflict; Consents.

(a) The execution and delivery by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien (other than a Permitted Lien) under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract to which the Company is a party or by which any of the Company’s properties or assets are bound, or (iii) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.4(a) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts required thereunder in connection with the Merger or the other transactions contemplated hereby, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, the Surviving Company will continue to be permitted to exercise all of rights of the Company under the Material Contracts without payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

(b) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation of the Merger or the other transactions contemplated hereby and thereby, except for the filing of (i) any applicable notification and report form, and accompanying materials, pursuant to, and in compliance with, the HSR Act, and (ii) a Certificate of Merger as provided in Section 1.3.

Section 3.5 Financial Statements.

(a) The Company has previously made available to Parent its unaudited balance sheets as of December 31, 2013 and 2014 (the 2014 balance sheet referred to as the “December Balance Sheet” and such date the “December Balance Sheet Date”) and its unaudited balance sheet as of November 30, 2015 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”), and the related unaudited statements of profit and loss and cash flow for the fiscal years ended 2012, 2013 and 2014 and the interim period ended November 30, 2015 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied (except that the Financial Statements do not contain footnotes and are subject to normal and recurring year-end adjustments), and are true and correct and fairly present in all material respects the financial position of the Company as of such dates and its results of operations for such fiscal periods.

(b) The Company has not received any material complaint, allegation, assertion or claim, whether written or, to the Company’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of the Company or other employees or consultants of the Company who have a role in preparation of the Financial Statements.

Section 3.6 Absence of Certain Changes. The Company has not:

(a) since the December Balance Sheet Date, suffered any Company Material Adverse Effect; or

(b) since October 1, 2015, taken any action prohibited by Section 5.1 hereof.

Section 3.7 Absence of Undisclosed Liabilities. The Company does not have any Liabilities, except for (a) Liabilities shown on the Interim Balance Sheet, (b) Merger Expenses set forth on the Estimated Closing Balance Sheet, (c) Liabilities that have arisen since the Interim Balance Sheet Date in the ordinary course of business of the Company consistent with past practice and which are similar in nature to the Liabilities that arose during the comparable period of time in the immediately preceding fiscal period and are disclosed as current Liabilities on the Estimated Closing Balance Sheet, and (d) written contractual liabilities pursuant to Material Contracts incurred in the ordinary course of business of the Company consistent with past practice that are not required by GAAP to be reflected on a balance sheet and, in each case in clauses (c) and (d), none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law.

Section 3.8 Litigation. There is no action, suit, claim, litigation, arbitration, or proceeding pending before any Governmental Entity or, to the Company’s Knowledge, threatened in which the Company is a party. To the Company’s Knowledge, there is no pending or threatened investigation of the Company by any Governmental Entity. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company’s employees, their use in connection with the business of any Intellectual Property allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party to or the subject of the provisions of any judgment, order or decree of any Governmental Entity. There is no action, suit, claim, litigation, arbitration, proceeding or investigation which the Company presently intends to initiate. To the Company’s Knowledge, there are no occurrences, facts, or circumstances that would reasonably be expected to give rise to any material claim against the Company for violation of the rights of any third party or violation of any Law.

Section 3.9 Compliance with Laws.

(a) Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required under applicable Law for the operation of the Company’s business as currently conducted or the holding of any such interest, except for those the lack of which would not be material to the Company, has been issued or granted to the Company and is in full force and effect.

(b) The Company is in compliance with, and has not violated any applicable Law that affects the business, properties or assets of the Company and no notice, charge, claim or action has been received by the Company or, to the Company’s Knowledge, has been filed, commenced or threatened against the Company alleging any such violation.

Section 3.10 Taxes.

(a) The Company has timely filed with the appropriate Tax Authorities all Tax Returns required to be filed, and such Tax Returns are true, correct, and complete in all material respects.

(b) The Company has paid all material Taxes required to be paid other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings properly instituted and diligently pursued, which in the case of both clauses (i) and (ii) are fully reserved for on the December Balance Sheet of the Company.

(c) There are no Liens for Taxes upon any property or assets of the Company except for Permitted Liens.

(d) No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company, and no such Audit is threatened in writing, and to the Knowledge of the Company, no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company. No material adjustments have been asserted as a result of any Audit which have not been resolved and fully paid. The Company has not received written notice of any claim made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.

(e) There are no outstanding written requests received, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes or Tax Returns is currently in force.

(f) Neither the Company nor any former Subsidiary (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent, and (ii) has any material liability for or in respect of the Taxes of another Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law).

(g) The Company is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement or any similar agreement, contract, or arrangement (other than an agreement, such as a lease, the principal purpose of which is not the sharing, allocation or indemnification of Tax).

(h) The Company is not a party to any agreement, plan, contract or arrangement that either alone or in connection with the transactions contemplated by this Agreement would, separately or in the aggregate, reasonably be expected to fail to be deductible to Parent, the Initial Surviving Corporation, the Surviving Company or the Company by virtue of Section 162(m) or 280G of the Code. Neither the Company nor any of its Affiliates has any agreement or obligation to provide any Person any form of excise tax gross-up for Taxes which would reasonably be expected to be imposed upon such Person by Section 4999 of the Code.

(i) The Company has neither agreed nor is required to include in income any adjustment under Section 481(a) of the Code (or an analogous provision of Law) by reason of a change in accounting method which would have an effect on any taxable period following the Effective Time.

(j) The Company will not be required to include a material item of income, or exclude an item of deduction, for a Post-Closing Tax Period as a result of (i) an installment sale transaction occurring during a Pre-Closing Tax Period governed by Section 453 of the Code (or any similar provision of state, local or foreign Law) or (ii) a transaction occurring during a Pre-Closing Tax Period reported as an open transaction for any Tax purposes.

(k) The Company has previously made available to Parent complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority, (ii) the United States federal income Tax Returns, and those material state, local and foreign income Tax Returns filed by the Company for the taxable periods ending on or after December 31, 2009, and (iii) any closing agreements entered into by the Company with any Tax Authority.

(l) Each Benefit Plan that is a “nonqualified deferred compensation plan” as defined under Section 409A of the Code is exempt from, or if subject to, is, and has been since the inception of such plan, in operational and documentary compliance with Section 409A of the Code. No stock option or other right to acquire Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted (within the meaning of applicable regulations under Section 409A and Section 422 of the Code), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (iv) has failed to be properly accounted for in accordance with GAAP in the Financial Statements. Neither the Company, nor any Affiliate of the Company has any agreement or obligation to provide any Person any form of income tax reimbursement or tax gross-up for Taxes which may be imposed upon such Person by Section 409A of the Code or any such similar state Taxes imposed for any failure to operate such nonqualified deferred compensation plan in accordance with Section 409A of the Code. Neither has there been, nor will there be in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, any substitution for a payment of deferred compensation within the meaning of Treasury Regulation Section 1.409A-3(f).

(m) The Company has duly and timely reported and withheld from employee salaries, or wages or other compensation (whether or not paid in cash) and other amounts paid to creditors, independent contractors and other third parties, and has paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Tax or other Laws.

(n) The Company is not and has not been, at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(o) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(p) The Company has not engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the Disclosure Schedule contains a true, complete and correct list of each plan, program, policy, practice, arrangement, agreement or material understanding (whether formal or informal) providing for employment, compensation, incentive or deferred compensation, severance, relocation, retention or change of control compensation or benefits, termination pay, retirement pay, pension, profit sharing, performance awards, stock or stock-related awards, vacation, disability, death benefit, hospitalization, life or other benefits-related insurance, supplemental unemployment benefits, fringe benefits or other benefits, including each “employee benefit plan” as defined in Section 3(3) of ERISA (other than employment offer letters for employment on an “at-will” basis in the Company’s standard form, Contracts on the Company’s standard form of Employee Proprietary Information Agreement, Contracts on the Company’s standard form of Consultant Proprietary Information Agreement and Contracts on the standard forms of Contract utilized under the Stock Plan), (i) which is or has been sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) ERISA, for the benefit of any current or former employee, director or consultant of the Company, or (ii) with respect to which the Company would reasonably be expected to have any Liability (all the foregoing being herein referred to as “Benefit Plans”). The Company has made available to Parent a true and correct copy of all documents related to the Benefit Plans, including but not limited to: (u) a copy of each written Benefit Plan (including all amendments thereto) or a written description of any Benefit Plan that is not otherwise in writing and the most recent Summary Plan Description, any Summary of Material Modifications or Form 5500 Series if required under ERISA, (v) the three most recent annual reports or Form 5500 Series filings if required under ERISA, filed with the Internal Revenue Service (the “IRS”) with respect each Benefit Plan, (w) each trust agreement and group annuity contract, if any, relating to such

Benefit Plan, (x) the most recent actuarial report or valuation relating to each Benefit Plan subject to Title IV of ERISA or providing post-retirement health and/or life insurance benefits, (y) a current determination, opinion, advisory or notification letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code and (z) all contracts relating to the Benefit Plans with respect to which the Company, or any ERISA Affiliate may have any Liability, including, but not limited to, insurance contracts, investment management agreements, subscription and participants agreements and record keeping agreements.

(b) No Benefit Plans are subject to Title IV of ERISA. No event has occurred and there exists no condition or set of circumstances which are reasonably likely to occur in connection with which the Company would be subject to any material Liability (except Liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable Law.

(c) With respect to Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP in the Financial Statements.

(d) Each of the Benefit Plans is and has been administered in all material respects in compliance with its terms and with applicable Laws, including, but not limited to, ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, the Code and federal and state securities Laws.

(e) Each of the Benefit Plans that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified or tax-exempt status, or the Company has applied to the IRS for such a determination prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, advisory or notification letter, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each fund established under a Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

(f) The Company has no obligation for retiree health, medical or life insurance benefits under any Benefit Plan other than (i) coverage mandated by applicable Laws, (ii) death or retirement benefits under any “employee pension plan” as defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary thereof).

(g) No Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA or a “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each Benefit Plan can be terminated within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting (except as may be required by operation of Law in connection with termination of qualified plans within the meaning of Section 401(a) of the Code) or acceleration of any benefits.

(i) No Benefit Plan is under actual or, to the Company’s Knowledge, threatened investigation, audit or review by any Governmental Entity, or the subject of any claim, lawsuit, arbitration or other proceeding.

Section 3.12 Employment and Labor Matters.

(a) The Company is, and has at all times been, in compliance in all material respects with all applicable Laws respecting labor and employment, including Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours, overtime classification, paid time off, immigration, and employee terminations, and in each case, with respect to any current or former employee (each, for purposes of this Section 3.12, an “Employee”), consultant, independent contractor, advisor or director (each, for purposes of this Section 3.12, an “Advisor”) of, in each case, the Company or any ERISA Affiliate: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such Persons, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such Persons (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or, to the Company’s Knowledge, threatened against the Company or any of its Employees or Advisors relating to the matters set forth in the immediately preceding sentence or any Benefit Plan. There are no pending, or, to the Company’s Knowledge, threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. Section 3.12(a) of the Disclosure Schedule lists all Liabilities of the Company (other than those mandated by applicable Law) to any Employee or Advisor that result from the termination by the Company or Parent of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof.

(b) The Company is not a party to any collective bargaining agreements, works council agreement or similar agreement and to the Knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any Employee. The Company does not have any Knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any Employees.

(c) The Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company thereto, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of the Employees has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the execution of this Agreement.

(d) Section 3.12(d) of the Disclosure Schedule contains a complete and accurate list of all current Employees and shows with respect to each such Employee (i) the Employee’s name, position held, principal place of employment, base salary or hourly wage rate, as applicable, including each Employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and all other remuneration payable and, other than benefits set forth in Section 3.11(a) of the Disclosure Schedule, benefits provided by the Company or which the Company is bound to provide (whether at present or in the future) to each such Employee, or any Person connected with any such Employee, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, and expected return date, if known), (v) visa status and the expiry date thereof, if applicable, (vi) accrued sick days for current calendar year, (vii) relevant prior notice period required in the event of termination, (viii) eligibility for Company car or similar benefits, (ix) any severance or termination payment (in cash or otherwise) to which any Employee could be entitled under existing contractual or other obligations, and (x) average over-time payments per month during the preceding twelve-month period for non-exempt Employees. Section 3.12(d) of the Disclosure Schedule also contains a complete and accurate list of all former Employees involved in the development of Company Intellectual Property and shows the name, dates of service and position held by such Person at the time of termination.

(e) Section 3.12(e) of the Disclosure Schedule contains an accurate and complete list of (i) all current Advisors, (ii) the location at which such Persons have been or are providing services, (iii) the rate of all regular, bonus or any other compensation payable to such Persons, and (iv) the start and termination date of any Contract binding such Persons. All Advisors can be terminated immediately and without notice or Liability on the part of the Company. The Company has no material Liability with respect to misclassification of any Person as an independent contractor rather than as an “employee”, including any Person leased from another employer, or with respect to any Person currently or formerly classified as exempt from overtime wages. Section 3.12(e) of the Disclosure Schedule also contains a complete and accurate list of all former Advisors involved in the development of Company Intellectual Property and shows the name, dates of service and position held of such Person at the time of termination.

(f) The Company has made available to Parent true, correct and complete copies of all written personnel policies, rules or procedures applicable to employees of the Company.

Section 3.13 Material Contracts.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule (organized by the appropriate paragraph and applicable subsection), the Company is not a party to:

(i) any Contract that (A) limits or restricts the ability of the Company or any of its Affiliates to compete in any business or with any Person in any geographical area or otherwise restricts the operations or business of such Persons, (B) requires the Company or any of its Affiliates to conduct any business on a “most favored nations basis” with any Person or (C) provides for exclusivity or any similar requirement in favor of any Person;

(ii) any employment Contract with an employee that is not on an “at-will” basis, or any independent contractor or consulting Contract with an independent contractor, consultant, or salesperson that is not terminable by the Company on less than thirty (30) days’ notice, or any Contract to grant any severance or termination pay (in cash or otherwise) to any such Person;

(iii) any Contract, including any Benefit Plan (other than the Stock Plan and any Contract in the standard forms of Contract utilized under the Stock Plan), any of the benefits of which will become payable, be increased or accelerated by the consummation of, or calculated on the basis of, any of the transactions contemplated by this Agreement;

(iv) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property and involving future payments in excess of $50,000 in the aggregate;

(v) any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

(vi) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, other than as expressly contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger;

(vii) any Contract relating to the incurrence of Indebtedness by the Company or any extension of credit by the Company to any Person;

(viii) any Contract that involves performance of services or delivery of software, goods or materials by or to the Company of an amount or value in excess of $25,000 individually or $75,000 in the aggregate;

(ix) any joint venture, partnership, strategic alliance or development agreement or outsourcing arrangement;

(x) any Contract relating to the research, development, clinical trial, manufacturing, distribution, supply, re-sale, marketing or co-promotion of, or collaboration with respect to, any Company Products or Company In-Development Products;

(xi) any power of attorney or surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(xii) any Contract which contains a non-solicit or no-hire provision that restricts the Company or any of its Affiliates;

(xiii) any Contract that provides for indemnification or defense by the Company of any other Person;

(xiv) any joint defense, common interest or similar agreement with any Person; or

(xv) any other Contracts that are material to the business or operations of the Company.

(b) Each Contract required to be disclosed pursuant to Section 3.11(a), Section 3.13(a), Section 3.14(e), Section 3.14(f), Section 3.18 and Section 3.21 of the Disclosure Schedule is referred to herein as a “Material Contract” and collectively, the “Material Contracts”).

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company subject to the Bankruptcy and Equity Exception and, to the Knowledge of the Company, any other party thereto. The Company is in compliance with, has performed all obligations required to have been performed to date by the Company under, and is not in breach, violation or default under, or received written notice that it is in breach, violation or default under, any of the terms or conditions of any Material Contract, nor, to the Knowledge of the Company, is any party obligated to the Company pursuant to any Material Contract in breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would be reasonably likely to constitute such a breach, violation or default by the Company or any such other party. Neither the Company nor any other party thereto has given notice or other indication of any intention to cancel or otherwise terminate any Material Contract and no event has occurred or failed to occur which (i) could be expected to result in the cancellation or termination of any Material Contract, or (ii) other than the passage of time, would entitle any such Person to terminate any Material Contract.

Section 3.14 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

“Company In-Development Products” shall mean any and all potential new products, processes, assays and services that are not yet commercially available, marketed, distributed, supported, sold, or licensed out, by or on behalf of the Company but which are currently being developed by or on behalf of the Company.

“Company Intellectual Property” shall mean any and all Intellectual Property that is or is purported to be (i) owned by the Company (whether owned singularly or jointly with a third party or parties) or (ii) exclusively licensed to the Company, in each case, as used in, held for use in, being developed for use in, or necessary for, the conduct of the business of the Company as currently conducted or as currently proposed to be conducted.

“Company Products” shall mean any and all products, processes, assays and services that have been or are being made commercially available, marketed, distributed, supported, sold, or licensed out, by or on behalf of the Company.

“Company Registered Intellectual Property” shall mean any and all Registered Intellectual Property that is part of Company Intellectual Property.

“Company Technology” shall mean any and all Technology that is or is purported to be (i) owned by the Company (whether owned singularly or jointly with a third party or parties) or (ii) exclusively licensed to the Company.

“Infringement” or “Infringe,” with respect to a given item or activity, shall mean that such item or activity directly or indirectly infringes, misappropriates, unlawfully dilutes, constitutes unauthorized use of, or otherwise violates Intellectual Property Rights of any Person.

“Intellectual Property” shall mean any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to (i) patents and other governmental grants for the protection of inventions or industrial designs, including any applications for any such patents or grants, whether already filed or in preparation (“Patents”), (ii) copyrights and Moral Rights (including analogous rights thereto), (iii) rights of publicity, (iv) trade secrets and know-how (including analogous rights thereto), (v) trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company or its business symbolized by or associated with any of the foregoing (“Trademarks”), (vi) domain names, web addresses and other universal resource locator (URL) registrations, (vii) database rights, (viii) provisionals, substitutions, divisions, continuations, continuations-in-part, foreign counterparts, renewals, reissuances, re-examinations, extensions and supplementary protection certificates of any and all of the foregoing (as applicable), (ix) registrations or applications for registration for any and all of the foregoing, and (x) rights to sue for past, present, and future Infringement of any and all of the rights set forth above.

“Moral Rights” shall mean moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Registered Intellectual Property” shall mean any and all Intellectual Property that has been registered, filed, certified, granted or otherwise perfected or recorded with or by any Governmental Entity or quasi-public legal authority (including domain name registrars), and any applications for any of the foregoing.

“Technology” shall mean any and all (i) schematics, models, algorithms and works of authorship including documentation and computer programs (including source code, executable code and architecture), (ii) inventions (whether or not patentable and whether or not reduced to practice), discoveries and improvements, (iii) proprietary information and confidential information, (iv) databases, compilations, arrays and collections (including databases, compilations, arrays and collections of data, sequences, diagnostic, prognostic, identifying or phenotypic information, cells, biomolecules, compounds, tissues or other biologic materials), and customer and technical data, (v) methods, assays and processes, (vi) reagents, kits, components, devices, prototypes, systems, industrial and other designs and schematics, and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including any and all versions of any and all of the foregoing.

(b) Intellectual Property. Section 3.14(b)(i) of the Disclosure Schedule lists all Company Registered Intellectual Property , setting forth in each case and to the extent applicable the jurisdictions in which such Company Registered Intellectual Property have been issued, or applications have been filed, the name of the owner, the application or registration number, the filing date, the date of registration and the estimated expiration date of such Company Registered Intellectual Property. The Company has made available to Parent complete and accurate copies of all applications that are not publicly available related to each item included in the Company Registered Intellectual Property. Section 3.14(b)(ii) of the Disclosure Schedule lists all actions that must be taken by the Company within ninety (90) days after the Closing Date with respect to any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of filing, seeking protection for, maintaining, perfecting, preserving or renewing any such Company Registered Intellectual Property. Section 3.14(b)(iii) of the Disclosure Schedule lists all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property. Except as described in Section 3.14(b)(i) of the Disclosure Schedule, the Company does not own or purport to own, and is not and does not purport to be an exclusive licensee of, any Registered Intellectual Property. With respect to each item of Company Registered Intellectual Property, except as described in Section 3.14(b)(ii) of the Disclosure Schedule, (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, copyright, trademark or other authorities or registrars, as the case may be, for the purposes of registering, filing, certifying, maintaining or otherwise perfecting or recording such Company Registered Intellectual Property with or by any Governmental Entity or quasi-public legal authority, as applicable; (B) each such item is currently in material compliance with applicable formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); and (C) each such item is not subject to any unpaid maintenance fees or taxes. [***] there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property. The

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Company and its Representatives have not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for, or in connection with seeking registration, certification or grant of, any Company Registered Intellectual Property that would constitute fraud or a misrepresentation, based in each case on the rules of the applicable Governmental Entity or quasi-public legal authority, with respect to such Company Registered Intellectual Property or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(c) Transferability of Intellectual Property. Following the Closing, all Company Intellectual Property will be fully usable, transferable, alienable and licensable by Parent, the Surviving Company, or their respective Affiliates without restriction and without payment of any kind, or any obligation, to any third party.

(d) Title to Intellectual Property. The Company is the sole and exclusive owner or exclusive licensee, as applicable, (i) of each item of Company Intellectual Property (including all items listed in Section 3.14(b)(i) of the Disclosure Schedule) and, (ii) except for any software or other Intellectual Property licensed to the Company in any Contract listed in Section 3.14(d)(ii) of the Disclosure Schedule, of each Company Product, free and clear of any Liens, except for Permitted Liens. The Company, directly or indirectly, has obtained all consents necessary or appropriate for the collection, storage and use of all human biological material incorporated or used in the Company Products or Company Technology or in connection with the conduct of the business of the Company, including for the use of such materials or derivatives thereof in clinical and commercial applications. The Company has not received any written notice from any third party challenging or threatening to challenge the right, title or interest of the Company or its licensor or grantor, as the case may be, in, to or under any Company Intellectual Property, or the validity, enforceability, scope of coverage or claim construction, as applicable, of any Company Intellectual Property. All documents and instruments necessary to establish, perfect and maintain the rights of the Company in any Company Registered Intellectual Property have been validly executed, delivered, filed and/or recorded in a timely manner with the appropriate Governmental Entity. To the Knowledge of the Company, all Company Intellectual Property Rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has the sole and exclusive right to bring a claim or suit against a third party Infringement of the Company Intellectual Property and to retain for itself any damages recovered in any such action. The Company has not (x) granted any exclusive license with respect to any Company Intellectual Property to any other Person, or (y) carried out any act or failed to take any action that could cause any rights of the Company in any Company Intellectual Property to enter into the public domain.

(e) Third Party Intellectual Property. Section 3.14(e) of the Disclosure Schedule lists all Contracts under which a third party licenses or provides, or has licensed or provided, any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that are applicable to such Intellectual Property) to the Company. Other than Intellectual Property licensed to the Company under the licenses set forth in Section 3.14(e) of the Disclosure Schedule, (A) no third party Intellectual Property is used in or necessary for the conduct of the business of the Company as currently conducted or the continued development of the Company In-Development Products by the Company as such development is currently conducted by or on behalf of the Company, and (B) no third party Intellectual Property is used in or necessary for the conduct of the business of the Company as currently proposed [***] or the continued development of the Company In-Development Products by the Company as such development is currently proposed [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) Licenses of Company Intellectual Property. Copies of the Company’s standard form(s) of non-disclosure agreement (collectively, the “Standard Form Agreements”) are attached to Section 3.14(f) of the Disclosure Schedule. Other than non-disclosure agreements that do not differ in any material respect from the Standard Form Agreements and that have been entered into in the ordinary course of business, Section 3.14(f) of the Disclosure Schedule lists all Contracts under which the Company has granted, licensed, disclosed or provided any Company Intellectual Property to third parties, including any Contracts containing covenants not to sue, non-assertion provisions, or releases or immunities from suit with respect to Intellectual Property Rights included in the Company Intellectual Property.

(g) No Infringement. The operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted and the design, development, use, branding, advertising, promotion, marketing, sale, distribution and licensing out of any Company Product or any Company In-Development Product, (i) has not and does not Infringe any Intellectual Property Rights of any Person, and (ii) with respect to Intellectual Property Rights of any Person that exist or have been applied for as of the Closing Date, will not Infringe any such Intellectual Property Rights when such operation, design, development, use, branding, advertising, promotion, marketing, sale, distribution or licensing out is conducted [***]. The operation of the business of the Company as currently proposed [***], including the design, development, use, branding, advertising, promotion, marketing, sale, distribution and licensing out of any Company Product or any Company In-Development Product, (i) does not Infringe any Intellectual Property Rights of any Person, and (ii) with respect to Intellectual Property Rights of any Person that exist or have been applied for as of the Closing Date, will not Infringe any such Intellectual Property Rights when such operation, design, development, use, branding, advertising, promotion, marketing, sale, distribution or licensing out is conducted [***] . For clarity, a post-closing claim of Infringement alleging only infringement occurring subsequently to the Closing, but that does relate to third-party Intellectual Property Rights existing before the Closing, would be within the meaning of subsection (ii) of each of the previous two sentences. The Company has not received notice from any Person claiming that any part of the operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted and as currently proposed to be conducted by the Company, any act, any Company Product, any Company Technology or any Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor does the Company have Knowledge of any basis for or threat of any of the foregoing). No Company Product, Company In-Development Product or Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, registrability, use or enforceability of such Company Product, Company In-Development Product or Company Intellectual Property.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(h) Third Party Rights. No third party that has licensed to (including by means of any covenant not to sue, non-assertion provision, or any release or immunity from suit) or provided to the Company any Intellectual Property that is incorporated or used in any Technology that is Company Intellectual Property, any Company Products, any Company In-Development Products, or any part of the operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted and as currently proposed to be conducted [***], has retained ownership of or any other rights to any Intellectual Property (including any improvements or derivative works) made or invented solely or jointly by the Company.

(i) Restrictions on Business. Neither this Agreement nor the transactions contemplated hereby will cause (i) Parent, any of its Affiliates or the Company to lose any right to, or grant to any third party any right or additional right to or with respect to, any Intellectual Property or Company Intellectual Property owned by, or licensed to, any of Parent, its Affiliates or the Company or (ii) Parent or any of its Affiliates to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party that (A) is included in any of the Company Products, Company In-Development Products or Company Intellectual Property, or (B) used in the conduct of the business of the Company, which, in the case of clause (A) or (B) would be in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(j) No Third Party Infringement. To the Knowledge of the Company, no Person has Infringed any Intellectual Property Rights included in the Company Intellectual Property.

(k) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement and advisory agreement containing proprietary information, confidentiality and assignment provisions for consultants and independent contractors (the “Consultant Proprietary Information Agreement”) are attached to Section 3.14(k)(i) and Section 3.14(k)(ii), respectively, of the Disclosure Schedule. Each (A) current and former officer and employee of the Company, (B) current and former consultant, independent contractor and scientific advisory board member of the Company, and (C) other individual who is or has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of the Company (each of (A) through (C), a “Contributor”), has executed and delivered (and to the Company’s Knowledge is and always has been in compliance with) an agreement in the form of the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable, that does not deviate from such applicable standard form in any material respect, that contains no exceptions or exclusions from the scope of coverage of such applicable form, and that applies during the entire duration of such Contributor’s employment with or period of service to the Company, and each such executed agreement has been made available to Parent. No Contributor has claimed or alleged in writing that any such Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement is invalid or unenforceable and the Company has no reason to believe any such claim or allegation will be forthcoming. Without limiting the foregoing, except as described in Section 3.14(k)(iii) of the Disclosure Schedule, no Contributor owns or has any right, including any right to assert any Moral Rights, to any of the Company Products, Company In-Development Products or Company Intellectual Property, nor has any Contributor made to the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Company or threatened any assertions in writing with respect to any alleged ownership, interest or rights with respect to any of the Company Products, Company In-Development Products or Company Intellectual Property. To the Knowledge of the Company, no Contributor is, or has been at any time during employment with or period of service to the Company, subject to any Contract with any other Person which requires or has required such Contributor to assign, license or grant any right, title or interest in or to any Company Intellectual Property to any Person other than the Company.

(l) Protection of Confidential Information. The Company has taken commercially reasonable steps to protect the confidentiality of all confidential information and trade secrets of the Company and of all confidential information and trade secrets of any third party that has provided any confidential information to the Company.

(m) No Government Funds. No funding, facilities or resources of any (i) government, (ii) university, college or other educational institution, (iii) multi-national, bi-national or international governmental or quasi-governmental organization or (iv) governmental or non-profit research center was used in the development of the Company Products or Company Intellectual Property.

Section 3.15 Regulatory Compliance.

(a) No Company Products are subject to the jurisdiction of the FDA or any other Regulatory Authority in the conduct of the business of the Company as currently conducted and the Company is not required to make, and has not made, any applications, submissions, reports or filings with respect to the Company or any Company Product with any Regulatory Authority

(b) None of the following activities have been conducted by or on behalf of the Company: pre-clinical or clinical trials, clinical development or manufacturing for clinical use, including any of the foregoing that require compliance with Good Clinical Practice or Good Manufacturing Practice regulations, any applicable Laws relating to protection of human subjects (including those contained in 21 CFR Parts 50 and 56), or, in each case, any comparable state or foreign applicable Laws.

(c) Neither the Company, nor any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign applicable Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state or foreign applicable Law.

(d) All animal studies or other animal preclinical tests or animal research performed by or on behalf of the Company either (i) have been conducted in accordance with applicable Good Laboratory Practice regulations as described in 21 CFR Part 58 or comparable foreign applicable Laws or (ii) if not required to be conducted in accordance with Good Laboratory Practices, have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company.

(e) The Company has made available to Parent all internal, third party and FDA audits related to compliance with applicable FDA requirements by the Company, in each case to the extent that reports are in the possession or control of the Company. The Company has made available to Parent accurate and complete copies of all correspondence and minutes of meetings or memoranda of meetings or regulatory contacts with a Regulatory Authority that concerns any Company Product.

(f) There are no proceedings pending with respect to a violation by the Company of the federal Food Drug and Cosmetic Act, FDA regulations adopted thereunder or any other applicable Law promulgated by any other United States Governmental Entity.

Section 3.16 Insurance.

(a) Section 3.16(a) of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the Closing, without the payment of additional premiums and will not be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, subject to the terms of Section 5.10 of this Agreement.

(b) All pending claims, if any, made against the Company that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 3.16(b) of the Disclosure Schedule and no claim has been denied. During the last six (6) months, no policy of the Company has been cancelled by the issuer thereof. During the last six (6) months, the Company has not been refused any insurance nor has coverage been limited by any insurance carrier.

Section 3.17 Title to Properties; Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the properties and assets, real and personal, used or held for use in the conduct of the business of the Company as currently conducted, free and clear of any Liens, except Permitted Liens. The equipment of the Company, taken as a whole, is in good operating condition and repair, reasonable wear and tear excepted.

Section 3.18 Real Property. The Company does not own and has never owned any real property. The Company has not entered into, and is not bound by, any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property.

Section 3.19 Environmental Matters.

(a) For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Laws” shall mean any federal, state or local Laws (including common law) applicable to the Company that regulate the protection of the environment, exposure of any individual to Hazardous Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Hazardous Materials” shall mean any material, chemical, gas, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant” or that is otherwise regulated under Environmental Law.

(b) (i) The Company has complied at all times in all material respects with all applicable Environmental Laws, holds all material environmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary for the conduct of the business of the Company as currently conducted and is in compliance in with respect thereto; (ii) none of the tangible property or assets (real, personal or mixed) currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are contaminated with any Hazardous Materials, as a result of the Company’s use or occupation of such property or assets or, to the Knowledge of the Company, otherwise, in a manner that could result in material Liability to, or a corrective action obligation on the part of, the Company; (iii) the Company is not subject to material Liability for any Hazardous Materials disposal or contamination by the Company on any third party property; (iv) the Company has not received any written notice alleging that the Company may be in violation of or subject to material Liability under any applicable Environmental Law; (v) the Company is not a party to, or named in, any order, decree, injunction or other agreement with any Governmental Entity relating to material Liability of the Company under any Environmental Law or relating to Hazardous Materials; and (vi) the Company has made available to Parent copies of all written environmental reports, studies and sampling data in its possession relating to the Company or any of its leased real property.

Section 3.20 Accounts Receivable. All of the accounts receivable, whether billed or unbilled, of the Company reflected on the Interim Balance Sheet will be collected in full net of any reserves reflected on the Closing Balance Sheet. All such accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP, as consistently applied by the Company, and are not subject to any valid set-off or counterclaim, and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No Person has any Lien (other than Permitted Liens) on any accounts receivable of the Company and no written request or agreement for deduction or discount has been made with respect to any existing accounts receivable of the Company. Section 3.20 of the Disclosure Schedule sets forth the aging of the accounts receivable of the Company as of the date hereof.

Section 3.21 Transactions with Affiliates.

(a) For purposes of this Section 3.21, the term “Affiliated Person” means (i) any holder of Company Capital Stock, (ii) any director, officer or employee of the Company, (iii) any Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Company or (iv) any member of the immediate family of any of such natural Persons described in the preceding clauses (i), (ii) or (iii) and any Person that directly or indirectly is Controlled by, or is under common Control with any such immediate family member. For the purposes of this Section 3.21, “Control”, means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise or the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interests of such Person; and the terms “Controlling” and “Controlled” have meanings that correspond to the foregoing.

(b) The Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services (other than services rendered in the ordinary course of business as director, officer, consultant, independent contractor or employee of the Company) from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to, (iii) entered into or modified in any manner any Contract with, or (iv) other than in connection with the Convertible Notes, borrowed any money from, or made or forgiven any loan or other advance to, any Affiliated Person.

(c) All Contracts, agreements and arrangements set forth in Section 3.21(b) of the Disclosure Schedule were entered into on an arms’-length basis.

Section 3.22 Suppliers. Set forth in Section 3.22(a) of the Disclosure Schedule is a list of names and addresses of the top ten (10) suppliers of the Company and the aggregate amount of purchases by the Company from each such supplier during the fiscal year ended December 31, 2014 and during the period from January 1, 2015 through the Interim Balance Sheet Date. Set forth in Section 3.22(b) of the Disclosure Schedule is a list of names of all suppliers to the Company that supply any equipment or reagents that are necessary for the conduct of the of the Company as currently conducted, along with a description of what is supplied, indicating any for which there is not an alternative source of supply that could be used as a replacement with minimal disruption to the business of the Company [***]. There exists no actual or threatened in writing, or, to the Knowledge of the Company, otherwise threatened, termination or cancellation of, or any material and adverse change to, the business relationship of the Company with any supplier set forth, or required to be set forth, on Section 3.22(a) or (b) of the Disclosure Schedule.

Section 3.23 Product Liability. The Company has not received any written claim and to the Knowledge of the Company any other claim, for or based upon breach of product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services or any product complaint, adverse event report or any other similar allegation of liability, arising from the materials, design, testing, manufacture, packaging or labeling (including instructions for use) of the Company Products or from the provision of services.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 3.24 Healthcare Data Privacy and Security. The Company (i) has operated its business in compliance in all material respects with all applicable Laws and contractual requirements relating to medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by the Company in connection with the operation of its business (the “Healthcare Data Requirements”), (ii) has implemented appropriate confidentiality, security and other protective measures required by the Healthcare Data Requirements and applicable to the Company and (iii) if and to the extent applicable to the Company, has implemented or will have implemented, upon effectiveness prior to Closing, all such measures required by the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C), the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under HIPAA, the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) (“HITECH”) and HITECH implementing regulations. The Company is and has at all times been in compliance in all material respects with the applicable privacy and security requirements of HIPAA and HITECH. All Personal Data and all Protected Health Information, if any, that the Company has shared, or will share in connection with the acquisition contemplated by this Agreement, with Parent, or that the Initial Surviving Corporation will hold at the Effective Time, has been collected, maintained and used at all times by the Company in compliance in all material respects with (i) the requirements of all applicable Laws, (ii) the requirements of Contracts to which the Company is a party and (iii) policies and practices relating to Personal Data that the Company has communicated to persons about whom the Personal Data relates.

Section 3.25 Unlawful Payments.

(a) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, agent, employee or other Person acting on behalf of or in the name of the Company with authority to do so has: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction; (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Governmental Entity; (v) received any unlawful discounts or rebates in violation of any applicable Law relating to antitrust or competition; or (vi) breached or waived any applicable foreign, federal or state law regarding business conduct, or any code of ethics promulgated by an applicable pharmaceutical industry representative organization or trade organization applicable to the business of the Company as currently conducted regarding business conduct.

(b) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, agent, distributor, employee or other person acting on behalf of or in the name of the Company: (i) is, or is owned or controlled by, a Person subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on any list of restricted entities, Persons or organizations published by the government of the United States of America including the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar applicable Law (any such Person, a “Restricted Party”) or (ii) has engaged in any unlicensed transaction with any Restricted Party or has otherwise been in breach of any such sanctions, export controls, restrictions or any similar foreign, federal or state applicable Law. The Company and, to the Knowledge of the Company, each of its directors, officers, employees, agents and representatives are, and at all times have acted in compliance with, and have not violated any Trade Law. The Company has not received written notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law by any Governmental Entity.

Section 3.26 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with the origination, negotiation or execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 3.27 Books and Records. The minute books and stock records of the Company made available to Parent contain (i) all minutes of meetings of the Stockholders and the Board of Directors of the Company, (ii) all written consents taken by the Stockholders and the Board of Directors of the Company without a meeting, and (iii) all records of the issuance, transfer and cancellation of all shares of Company Capital Stock and other Securities, in each case since the date of incorporation of the Company. Such minute book and stock record book are true and complete in all material respects.

Section 3.28 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL (including Section 203 of the DGCL) or any other applicable Law will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Charter Documents is, or at the Effective Time will be, applicable to the Company, the shares of Company Capital Stock, the Merger or the other transactions contemplated by this Agreement.

Section 3.29 Complete Copies of Materials. The Company has made available to Parent true and complete copies of each document listed on the Disclosure Schedule.

Section 3.30 Full Disclosure. [***] none of the representations or warranties made by the Company in this Article III (subject to, or as qualified by, the Disclosure Schedule) or in the certificate executed and delivered by the Company pursuant to Section 7.2(n) hereof, when read together in their entirety, contain or will contain at the Closing, any untrue statement of material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule prepared and signed by an appropriate officer of Parent and delivered to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Stockholders that the following representations and warranties are true and correct as of the date hereof. The Parent Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement and the disclosure in any section of the Parent Disclosure Schedule shall qualify the corresponding section in this Agreement and each other section in this Agreement to the extent that it is reasonably apparent on its face that such disclosure qualifies, or constitutes an exception to, such other section.

Section 4.1 Organization. Each of Parent and Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Parent has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as currently being conducted. Merger Sub 2 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authority Relative to this Agreement. Each of Parent and the Merger Subs has full corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and the Merger Subs have taken all corporate or limited liability company action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent and the Merger Subs, and no other corporate or limited liability company proceedings on the part of Parent or any Merger Sub is necessary to authorize this Agreement or to consummate the Reorganization. This Agreement has been duly executed by Parent and the Merger Subs and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of Parent and the Merger Subs, enforceable against Parent and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Merger Shares. All Merger Shares will be, when issued in accordance with the terms hereof, voting stock that is duly authorized, validly issued, fully paid and non-assessable, free and clear of any Liens created by Parent (including restrictions on rights of disposition) and not subject to any preemptive rights created by statute, the organizational documents of Parent or any Contract to which Parent is a party or by which it is bound, except as otherwise set forth in or contemplated by this Agreement and the Ancillary Agreements and applicable securities Laws.

Section 4.4 SEC Documents; Financial Statements.

(a) Since January 1, 2015, Parent has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act (these documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, collectively, the “Parent SEC Reports”). As of their respective filing dates, each Parent SEC Report and all Parent SEC Reports filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC thereunder, except to the extent corrected by a Parent SEC Report filed subsequently. No such Parent SEC Report, when filed or as subsequently amended, contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent, including the notes thereto, included in the Parent SEC Reports (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d) Parent has not, since January 1, 2015 through the date hereof, received notice from NASDAQ or any trading market on which Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market. Parent is in compliance in all material respects with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate any rules or regulations of NASDAQ.

Section 4.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date of this Agreement, there has not occurred any Parent Material Adverse Effect that has not been disclosed by Parent in a Parent SEC Report, press release or other Regulation FD compliant disclosure.

Section 4.6 Litigation. As of the date hereof, there is no action, suit or proceeding pending or, to Parent’s knowledge, threatened against Parent that questions the validity of this Agreement or the Ancillary Agreements, or the right of Parent or the Merger Subs to enter into this Agreement or any Ancillary Agreement, or to consummate the transactions contemplated hereby or thereby.

Section 4.7 Activities of the Merger Subs. The Merger Subs were formed for the purpose of participating in the Merger and the Subsequent Merger as contemplated in this Agreement. Each of the Merger Subs has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.8 Financial Ability. Parent has funds available to it sufficient to effect the Mergers as contemplated by this Agreement and to pay or cause to be paid the cash portion of the Merger Consideration when due and payable pursuant to the terms of this Agreement.

Section 4.9 No Conflict; Consents.

(a) The execution and delivery by Parent and Merger Subs of this Agreement and any Ancillary Agreement to which any of Parent or any Merger Sub is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien under (i) any provision of Parent’s organizational documents, or (ii) any Law applicable to Parent or any of its properties or assets (whether tangible or intangible), except, in the case of clause (ii), where such violation, default, termination, cancellation, modification, acceleration, loss of benefit or creation of any Lien would not be reasonably expected to result in a Parent Material Adverse Effect and assuming, in the case of clause (ii) filing of any applicable notification and report form, and accompanying materials, pursuant to the HSR Act and early termination, clearance or approval thereof.

(b) No material consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, Parent or any of its Subsidiaries or Affiliates that would reasonably be expected to have a material adverse effect on, including any material delay in, Parent’s ability to consummate the Merger or the Subsequent Merger, except for the filing of any applicable notification and report form, and accompanying materials, pursuant to the HSR Act and any responses to any inquiries, requests or proceedings by any Governmental Entity in connection therewith.

Section 4.10 Qualification as a Reorganization. None of Parent or the Merger Subs or any of their respective Affiliates has taken or agreed to take any action or failed to take any action, nor to Parent’s knowledge, is there any fact, agreement, plan or other circumstance, in each case that would prevent the Merger and the Subsequent Merger, taken together, from qualifying as a single reorganization within the meaning of Section 368(a) of the Code. Each of the Merger Subs is wholly-owned by Parent.

ARTICLE V

COVENANTS OF THE COMPANY

The Company covenants and agrees to perform, as applicable, as follows:

Section 5.1 Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees (i) to conduct its operations only in the ordinary and usual course of business and consistent with past practices and (ii) to use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees and others having business relationships with it. Without limiting the generality of the foregoing, the Company hereafter shall not during the period from the date of this Agreement until the Effective Time, directly or indirectly, without the prior written consent of Parent:

(a) propose or adopt any amendment to or otherwise change the Charter Documents;

(b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, accelerate, pledge, dispose of or encumber any Company Capital Stock, Company Stock Option or any other Securities of, or ownership interest in, the Company (other than issuance of Company Common Stock upon exercise of any Company Stock Option or Company Warrant outstanding as of the date hereof or upon the Preferred Stock Conversion), or amend any of the terms of any such Securities or agreements relating thereto outstanding on the date hereof;

(c) (i) reclassify, combine, split or subdivide any shares of Company Capital Stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of Company Capital Stock; or (iii) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding Company Capital Stock or other Securities of the Company except in connection with the termination of any employee or other service provider and as permitted by any Contract in place as of the date hereof in respect thereof;

(d) organize any new Subsidiary, acquire any equity securities of any Person or acquire any equity or ownership interest (financial or otherwise) in any business;

(e) (i) except in the ordinary course of business consistent with past practices, incur or assume or, except in accordance with terms hereof of or as contemplated hereby, prepay, any material Liability, (ii) except as set forth on Schedule 5.1(e)(ii), incur any Indebtedness, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party; (iv) make any loans, advances or capital contributions to, or investments in, any third party; (v) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any Lien, other than Permitted Liens, thereupon; or (vi) authorize any new capital expenditures for property, plant and equipment;

(f) cancel any debts or waive, release or relinquish any contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices;

(g) sell, transfer, or otherwise dispose of any of material properties or assets (real, personal or mixed, tangible or intangible);

(h) (i) except for payment of the amounts under the Bonus Plan as set forth on Schedule 5.1(h)(i), make any change in the compensation of or payable to any of its directors, officers, employees, agents or consultants or to Persons providing management services to the Company, or (ii) enter into or, except in accordance with the terms hereof or as expressly contemplated hereby, amend, in any material respect, any Benefit Plan;

(i) (i) terminate, fail to renew, abandon, cancel, fail to maintain, permit to lapse, fail to continue to prosecute or defend or dedicate to the public domain any Company Intellectual Property; or (ii) license (except for non-exclusive licenses in the ordinary course of business consistent with past practice) or otherwise transfer, dispose of any Company Intellectual Property or any rights in Company Intellectual Property, or dispose of or disclose to any Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than in the ordinary course of business consistent with past practice and subject to appropriate confidentiality restrictions;

(j) (i) modify or amend in any material respect or terminate, or waive or release or assign any material rights or claims under any Material Contract or (ii) enter into any Material Contract outside the ordinary course of business consistent with past practice; provided, however, that clause (ii) shall not supersede the Company’s obligations under any other clause of this Section 5.1;

(k) authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into an agreement, understanding, confidentiality agreement, term sheet, letter of intent, agreement-in-principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property, assets or securities, or any disposition of a material amount of property, assets or securities;

(l) make any change with respect to accounting policies or procedures in effect as of the Company’s fiscal year ended December 31, 2014, except as required by Law or GAAP;

(m) except in accordance with the terms hereof or as expressly contemplated hereby, pay, discharge or satisfy any material claims or Liabilities other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of Liabilities reflected or reserved against in the Financial Statements or Liabilities incurred in the ordinary course of business consistent with past practices;

(n) file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; or

(o) commit or agree (in writing or otherwise) to take any of the foregoing actions.

Section 5.2 Access; Confidentiality.

(a) The Company shall afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access during normal business hours and in a manner that does not materially disrupt or interfere with the Company’s operations from the date hereof until the Effective Time or termination of this Agreement, to all of the properties, books, contracts, commitments and records of the Company and, during such period, the Company shall furnish or make available promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request.

(b) The Company hereby agrees that all non-public information disclosed by Parent (or its Representatives), whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement or, if applicable, in connection with any disputes or arbitration proceedings shall be kept confidential under the terms of the Confidential Disclosure Agreement, effective September 25, 2015, by and among Parent, the Company and the other parties thereto (the “Confidential Disclosure Agreement”) and no such information shall be used by any such Persons other than as contemplated by this Agreement. In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained during the course of due diligence and negotiation of this Agreement and the Ancillary Agreements could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees that such Persons and their Representatives shall not engage in any discussions, correspondence or transactions in Parent’s common stock in violation of applicable securities Laws.

Section 5.3 No Solicitation of Competing Transaction.

(a) The Company shall not (nor shall the Company authorize or permit any Affiliate of the Company or any of its or their respective Representatives, including, but not limited to, investment bankers, attorneys and accountants, to), directly or indirectly, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations or discussions with any Person or group (other than Parent or any of its Affiliates or Representatives) regarding any acquisition of the Company, any merger or consolidation with or involving the Company, any equity financing of the Company, or any acquisition of all or any material portion of the stock or assets of the Company, or any equity or, except as set forth on Schedule 5.1(e)(ii), debt issuance or financing, or any partnering or other similar transaction providing a third party with rights in or to any of the Company’s Intellectual Property (other than a non-exclusive license entered into in the ordinary course of business consistent with past practice) that may serve as an alternative to the Reorganization (any such inquiry, proposal or offer being an “Acquisition Proposal”). The Company will notify Parent in writing immediately (and no later than within 24 hours) upon receipt by the Company or any Representative of the Company of any Acquisition Proposal, any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall set forth the identity of the Person making the Acquisition Proposal, the material terms thereof and copies of any written Acquisition Proposal, and the Company shall immediately provide Parent with a further notice of regarding any revisions to the terms thereof. [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Upon receipt of the Required Stockholder Vote, neither the Board of Directors of the Company nor any committee thereof thereafter shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Merger Subs, the approval or recommendation by the Board of Directors of the Company or any committee thereof of this Agreement or the Merger, (B) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (C) enter into any agreement with respect to any Acquisition Proposal.

(c) The parties hereto agree that irreparable damage would occur if the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

Section 5.4 Subsequent Financial Statements. As soon as such information becomes available, and in any event not later than [***] after the end of each fiscal month, the Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.

Section 5.5 Stockholder Approval; Consents; Notices.

(a) On the date hereof, the Company shall complete the preparation of and shall distribute to the Stockholders, an information statement concerning the Merger for the Stockholders, together with a copy of Section 262 of the DGCL (the “Information Statement”), in form and substance acceptable to Parent and its counsel and in accordance with applicable Laws and the Charter Documents, including the Stockholder Consent. The Company shall use its commercially reasonable efforts to secure after the execution and delivery of this Agreement (but no later than twenty-four (24) hours thereafter), the delivery of the Stockholder Consent with the Required Stockholder Vote. Parent shall provide such information about Parent as the Company shall reasonably request for inclusion in the Information Statement. None of the information supplied by the Company for inclusion or incorporation by reference in the Information Statement, at the time it is provided to the Stockholders and at the time of the consent solicitation in connection with the Merger, (i) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) fail to comply with applicable Law in any material respect; provided, however, that the Company makes no representation, warranty or covenant with respect to any information expressly supplied by Parent in writing for inclusion in the Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) The Company shall use its commercially reasonable efforts to obtain approval by all remaining holders of Company Capital Stock this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger, and the other transactions contemplated hereby and thereby and to cause such Stockholders to execute the Stockholder Consent on or prior to the Closing Date. The solicitation of such consents shall be conducted in accordance with applicable Laws and the Charter Documents.

Section 5.6 Third Party Consents; Notices; Terminations.

(a) The Company shall use its commercially reasonable efforts to obtain, prior to the Closing Date, each third party consent, waiver and approval set forth in Schedule 5.6(a), which shall be in a form reasonably acceptable to Parent.

(b) The Company shall send each of the notices set forth in Schedule 5.6(b) promptly following the date hereof.

(c) The Company shall terminate each of the Contracts set forth in Schedule 5.6(c), effective as of the Effective Time.

Section 5.7 280G Waivers and Consent.

(a) The Company shall obtain and deliver to Parent, prior to the initiation of the procedure described in Section 5.7(b), an excess parachute payment waiver, in substantially the form attached hereto as Exhibit D (“280G Waiver”), from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Reorganization and who would otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from the Company, or from Parent or any trade or business (whether or not incorporated) that is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Code, under Section 280G of the Code as a result of the Closing or the consummation of the Reorganization (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Reorganization). By the execution of such 280G Waiver, the Person executing the waiver shall agree to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless the stockholders of the Company approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(b) The Company shall submit the payments which are waived pursuant to the waiver agreements described in Section 5.7(a) to its stockholders for their approval in accordance with all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

Section 5.8 Employee Offer Letters; Non-Continuing Employees; Benefits.

(a) Except as set forth on Schedule 5.8(a), prior to the Closing Date, each of the Company’s employees shall be offered an “at will” employment arrangement with Parent or one of its subsidiaries, to be effective immediately after the Closing, pursuant to his or her execution and delivery of an Offer Letter and At-Will Employee Agreement in the form to be provided by Parent. Each such employee who executes and delivers an Offer Letter and At-Will Employee Agreement shall become a “Continuing Employee.”

(b) On or prior to the Closing Date, the Company shall terminate each Company employee who does not execute and deliver an Offer Letter and At-Will Employee Agreement with Parent or one of its subsidiaries.

Section 5.9 Termination of Certain Employee Benefit Plans. To the extent the Company maintains, sponsors or contributes to a Benefit Plan intended to include a Code Section 401(k) arrangement (a “401(k) Plan”) and unless Parent provides written notice to the Company to the contrary, effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all 401(k) Plans. Unless Parent provides written notice to the Company as contemplated in the foregoing sentence or unless the Company does not maintain, sponsor or contribute to any 401(k) Plans, no later than one (1) Business Day prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and reasonable approval of Parent. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then such charges or fees shall be included in Merger Expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than [***] prior to the Closing. The Company also shall take such other actions in furtherance of the foregoing as Parent may reasonably require.

Section 5.10 Insurance and Indemnification.

(a) Prior to the Effective Time, the Company shall have obtained a prepaid policy or policies (i.e., a “tail” insurance policy), which shall be effective as of the Effective Time, with a claims period of six (6) years from and after the Effective Time, on term acceptable to Parent with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby). Neither Parent nor the Surviving Corporation shall terminate the insurance policy referred to in the preceding sentence prior to the expiration of the term of such policy. Any payments with respect to such tail coverage that are not made by the Company prior to or concurrent with the Closing, shall be deemed Merger Expenses.

(b) From and after the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall indemnify (including advancement of expenses) and hold harmless all past and present directors and officers of the Company, solely in their respective capacities as such (collectively, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Effective Time, to the extent (a) required by the Charter Documents as in effect on the date of this Agreement, (b) required by any employment or indemnification agreement between the Company and such director or officer as in effect on the date of this Agreement and as set forth on Schedule 5.10(b), as amended pursuant to the release in the Agreement and Joinder, and (c) permitted under applicable Law; provided, however, that such indemnification shall be limited to the extent of remaining available coverage under the “tail” insurance policy contemplated under Section 5.10(a) of this Agreement, notwithstanding anything to the contrary in the Company’s Charter Documents or any other agreement or understanding between the Company and such Persons. The D&O Indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10. The provisions of this Section 5.10 are intended to be for the benefit of each D&O Indemnitee and his or her heirs and representatives and, in the case of directors serving on behalf of institutional investors or other Persons, such institutional investors or other Persons to the extent such institutional investor or other Persons are covered by any applicable indemnification agreement and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives and, in the case of directors serving on behalf of institutional investors or other Persons, such institutional investors or other Persons to the extent such institutional investor or other Persons are covered by any applicable indemnification agreement.

Section 5.11 Repayment of Indebtedness; Merger Expenses.

(a) The Company shall take all action necessary or appropriate to permit all outstanding Indebtedness of the Company as of the Closing Date to be repaid and extinguished on the Closing Date, without any further Liability to the Company, the Initial Surviving Corporation, the Surviving Company or Parent.

(b) No later than [***] prior to the Closing, the Company shall provide Parent with (i) a statement showing detail of all unpaid Indebtedness and Merger Expenses, (ii) all relevant supporting documentation, including final invoices, for such expenses and any additional information reasonably requested by Parent, and (iii) written payment instructions for all Indebtedness and Merger Expenses, in form reasonably satisfactory to Parent and certified as true and correct as of the Closing Date by an authorized officer of the Company (the “Statement of Expenses”).

(c) On or prior to the Closing Date, the Company shall deliver to Parent termination statements in a form suitable for filing with the applicable Governmental Entities (or payoff letters authorizing Parent or the Company to file such termination statements),, executed by each Person holding a security interest in any assets of the Company as of the Closing Date, terminating any and all such security interests and evidence reasonably satisfactory to Parent that all Liens on assets of the Company, except for Permitted Liens, shall be released on the Closing Date.

Section 5.12 FIRPTA Certificate. At or prior to Closing, the Company shall have delivered to Parent a form of notice to the Internal Revenue Service in compliance with Treasury Regulation Sections 1.1445-3(c) and 1.897-2(h)(2) in substantially the form of Exhibit E hereto (the “FIRPTA Certificate”).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 5.13 State Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation or any anti-takeover provision of the Charter Documents is or becomes, or at the Effective Time will be, applicable to the Company, shares of Company Capital Stock, the Reorganization or the other transactions contemplated by this Agreement, the Company, at the direction of its Board of Directors, Parent and each Merger Sub shall use their respective reasonable best efforts to ensure that the Reorganization and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

Section 5.14 Additional Pre-Closing Matters. Prior to the Closing, the Company shall have taken each of the actions set forth on Section 5.14.

Section 5.15 All Commercially Reasonable Efforts. Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of Parent, the Merger Subs and the Company agrees to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and taking all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) with respect to Company Contracts obtaining the Required Contract Consents in accordance with Section 5.5(a) and otherwise obtaining all necessary consents, approvals or waivers from third parties, and (iv) execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this Section 5.15 require Parent or any of its Affiliates to (i) take any action that could reasonably be expected to adversely affect Parent or any of its Affiliates following the Closing or (ii) make any payment or provide any other consideration to obtain any of the Required Contract Consents.

ARTICLE VI

OTHER COVENANTS

Section 6.1 Public Disclosure. Any public announcement, press release or similar publicity, including the filing of this Agreement with the Securities and Exchange Commission, and the transactions contemplated hereby, will be issued, if at all, at such time and in such manner as Parent determines. Each of the Company and the Securityholders’ Representative shall not (and, prior to the Effective Time, the Company shall use its reasonable best efforts to cause any Company Representative to refrain from), directly or indirectly, issue or make any statement or communication to any third party (other than its or their respective legal, accounting, and financial advisors that are bound by confidentiality restrictions and other than in connection with the distribution of the Information Statement, the Stockholder Consent, notices in connection with the exercise of the Company Warrants and other documents and instruments required to be disseminated prior to the Closing Date in order to fulfill the conditions set forth in Article VII) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of Parent, except (a) to the extent such disclosure is required by applicable Law, in which case the Company, or the Securityholders’ Representative, as the case may be, shall promptly notify Parent of such disclosure and cooperate at Parent’s expense with Parent to the extent practicable so as to seek to limit the information disclosed to the information required by applicable Law to be disclosed and will, to the extent practicable and at Parent’s expense, seek to obtain a protective order over, or confidential treatment of such information, or (b) for disclosures in dispute resolution proceedings to the courts or arbitrators involved in such proceedings; provided, that such proceedings are brought in compliance with this Agreement, including Section 9.6, and to other Persons involved in such proceedings (e.g., attorneys and expert witnesses) that are bound by confidentiality restrictions.

Section 6.2 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other party following receipt of knowledge of (a) the occurrence (or non-occurrence) of any event that would cause any representation or warranty of the Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) the occurrence of any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that any condition in Article VII would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to either party hereunder or affect or be deemed to modify any provisions of this Agreement or an Ancillary Agreement.

Section 6.3 Tax Matters.

(a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for any Pre-Closing Tax Period that are required to be filed after the Closing Date taking into account any applicable extensions. Such Tax Returns shall be prepared, subject to the requirements of applicable Law, in accordance with past practice of the Company and, in the case of any income or other material Tax Return, shall be subject to the Securityholders’ Representative’s prior written approval (which approval shall not be unreasonably withheld or delayed) and shall be delivered to the Securityholders’ Representative at least twenty (20) Business Days prior to the due date (or if less than twenty (20) Business Days remain before filing is due, one third (1/3) of the Business Days remaining between Closing and the filing due date to the extent feasible) for such review and approval. Within ten (10) Business Days following the delivery of such Tax Return to the Securityholders’ Representative, the Securityholders’ Representative shall notify Parent of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Securityholders’ Representative fails to notify Parent of any dispute within such ten (10) Business Day period, such Tax Return shall be deemed to be accepted by the Securityholders’ Representative. If the Securityholders’ Representative notifies Parent in writing of any objection regarding such Tax Return within the time periods set forth in this Section 6.3(a), Parent and the Securityholders’ Representative shall cooperate in good faith to resolve such dispute as promptly as possible. If Parent and the Securityholders’ Representative are unable to resolve the dispute within five (5) Business Days after receipt of such objection, the Securityholders’ Representative shall submit such disputed items to the Independent Accountants for resolution. The Independent Accountants shall, within forty-five (45) calendar days following its selection, deliver to Parent and the Securityholders’ Representative a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the parties thereto for the purposes hereof. If the Independent Accountants cannot resolve the dispute before the Tax Return that is the subject of a disagreement is due, such Tax Return shall be filed as prepared by Parent, subject to an amendment of the Tax Return upon resolution. The fees and disbursements of the Independent Accountants shall be apportioned equally (50/50) between the Securityholders’ Representative (on behalf of the Indemnifying Securityholders), on the one hand, and Parent, on the other hand.

(b) After the Closing Date, Parent, the Company and the Securityholders’ Representative, respectively, shall inform the other party in writing of the commencement of any Audit or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”) for which Parent may be entitled to indemnity from the Indemnifying Securityholders under this Agreement; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Representative shall not limit any of the obligations of the Indemnifying Securityholders, or any of the rights of any Indemnified Party, under this Agreement (except to the extent such failure prejudices the defense of such Tax Contest). After the Closing Date, Parent shall have the exclusive right to represent the interests of the Company in any and all Tax Contests for any Pre-Closing Tax Period; provided, however, that in connection with any Tax Contest that would reasonably be expected to result in a Tax liability of the Company for a Pre-Closing Tax Period, (i) Parent shall keep the Securityholders’ Representative reasonably informed regarding the status of such Tax Contest and shall provide to Securityholders’ Representative copies of correspondence received from the Tax Authority related to such Tax Contest, (ii) the Securityholders’ Representative shall have the right to participate in any such Tax Contest and to employ counsel at its own expense (on behalf of the Indemnifying Securityholders) of its choice (which counsel shall be reasonably acceptable to Parent) for purposes of such participation, and (iii) Parent shall provide the Securityholders’ Representative with the opportunity to review and provide comments with respect to written responses provided to the Tax Authority, and Parent shall consider the comments of Securityholders’ Representative in good faith. Parent shall have the right to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to the Company that would result in an indemnity payment by the Indemnifying Securityholders, without the consent of the Securityholders’ Representative; provided, however, that if Parent settles without the consent of the Securityholders’ Representative, such settlement shall not be deemed conclusive of the amount of Damages for purposes of Article IX.

(c) For purposes of this Agreement, in the case of any Taxes of the Company that are payable with respect to any Tax period beginning prior to the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any such Taxes that relates to the Pre-Closing Tax Period shall: (i) in the case of real, personal and intangible property Taxes (and any other Taxes not based on or measured by income or receipts), equal the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period; and (ii) in the case of all other Taxes, equal the amount due for such other Taxes as if the Company had performed an interim closing of the books as of the close of business on the Closing Date. For purposes of clause (ii) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d) Parent shall be responsible for, and shall have sole discretion with respect to, all Tax Returns required to be filed by the Company and the Surviving Company with respect to any taxable period that begins after the Closing Date.

Section 6.4 Cooperation and Assistance. Parent and the Securityholders’ Representative shall provide each other with such cooperation and assistance as may be reasonably requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes, and until the seventh (7th) anniversary of the Closing Date, and each will retain and provide the other with any records or information which may be necessary for such Tax Return Audit, or examination, proceedings or determination.

Section 6.5 Regulatory Approval.

(a) Each party shall use its reasonable best efforts to file, as promptly as practicable following the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each party shall use its reasonable best efforts to cause to be prepared and filed, as promptly as practicable following the date of this Agreement, the notifications required under the HSR Act in connection with the Merger. Each party shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Subject to applicable Law, each party (to the extent it has knowledge of such facts) shall (A) give the other party prompt notice of the commencement of any legal proceedings by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (B) keep the other party informed as to the status of any such legal proceeding; and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any legal proceeding or investigation under or relating to the HSR Act or any other foreign, federal or state antitrust, competition or fair trade applicable Law. Each party shall submit to the other in advance, with a reasonable opportunity for review and comment thereon, drafts of any material communications with a Governmental Entity relating to any legal proceeding or investigation regarding the Merger or any other transaction contemplated hereby under or relating to the HSR Act or any other foreign, federal or state antitrust, competition or fair trade applicable Law. Each party shall give the other parties advance notice of any planned meeting, conference, or other communication with a Governmental Entity relating to any legal proceeding or investigation regarding the Merger or any other transaction contemplated hereby under or relating to the HSR Act or any other foreign, federal or state antitrust, competition or fair trade applicable Law, and, unless prohibited by the Governmental Entity, shall permit the other party or its representatives to attend and participate thereat.

(b) All filing fees required under the HSR Act shall be borne by Parent.

(c) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any of its Affiliates to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Affiliates or the Company, (ii) the imposition of any limitation on the ability of Parent, its Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (iii) the imposition of any impediment on Parent, its Affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

Section 6.6 Registration Rights. Parent shall use commercially reasonable efforts to obtain the requisite investor approvals to amend and complete the amendment of its Fourth Amended and Restated Investors’ Rights Agreement, dated December 5, 2014 (for purposes of this Section 6.6, the “Investors’ Rights Agreement”), in the form attached hereto as Exhibit F-1, to include the Merger Shares as “Registrable Securities” solely for purposes of the piggy-back registration rights in Sections 2.1, 2.2 and 2.3 thereof within thirty (30) days of the Closing; provided, that if is unable to do so, Parent and each holder of Merger Shares desiring registration rights shall enter into a registration rights agreement in the form attached hereto as Exhibit F-2. The agreements set forth on Exhibits F-1 and F-2 hereto are referred to herein as “Registration Rights Agreements”. Any holder desiring such rights will be required to promptly execute and become party to the applicable agreement. In the event that holders of Parent’s Securities request, prior to entry into a Registration Rights Agreement pursuant to this Section 6.6, that Parent effect a registration pursuant to the Investors’ Rights Agreement, Parent shall use commercially reasonable efforts to offer the holders of Merger Shares the right to include the Merger Shares in such registration, subject to the terms of the Investors’ Rights Agreement.

Section 6.7 Restricted Stock Units. On or prior to the Closing Date, the compensation committee of the board of directors of Parent shall meet or take all necessary action by unanimous written consent, to cause Parent to grant to each holder of Unvested Company Options who is a Continuing Employee, contingent upon the Closing and effective as of the start date of such Continuing Employee’s employment with the Parent or one of its Affiliates pursuant to the Offer Letter, the number of restricted stock units set forth opposite such Person’s name on the Spreadsheet, as calculated in accordance with Schedule 6.7 hereto, which shall be granted pursuant to a Restricted Stock Unit Award Agreement in the substantially the form attached hereto as Exhibit I.

Section 6.8 Sales of Parent Common Stock. Consistent with federal and state securities laws, upon the earlier of (i) the sale of disposition of any Merger Shares by a Stockholder pursuant to Rule 144 under the Securities Act or (ii) the Merger Shares becoming eligible to be sold without restriction pursuant to Rule 144 under the Securities Act, if any stock certificate or representing such Parent Common Stock has a legend or other language that restricts the transfer of such shares of Parent Common Stock, such Stockholder may deliver written notice to the Parent and its counsel including a seller’s representation letter and a broker’s representation letter in customary form. Thereafter, Parent shall promptly instruct its transfer agent to issue a replacement stock certificate without the legend or other language that restricts the transfer of such shares.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived specifically in writing by the Company:

(a) The representations and warranties of Parent set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects (except for representations and warranties containing materiality or Parent Material Adverse Effect qualifiers, which shall be true and correct in all respects) as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which shall be true and correct as of such date).

(b) Parent and each of the Merger Subs shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement or any Ancillary Agreement at or prior to the Closing Date.

(c) Parent shall not have suffered a Parent Material Adverse Effect between the date of this Agreement and the Closing Date.

(d) The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent certifying to the fulfillment of the conditions specified in Section 7.1(a), (b) and (c).

(e) All waiting periods (including all extensions thereof) applicable to the Merger or any other transaction contemplated hereby under the HSR Act or any other foreign, federal or state antitrust, competition or fair trade applicable Law shall have expired or been terminated.

(f) The Company shall have received an Escrow Agreement, in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”), dated as of the Closing Date and executed by Parent and the Escrow Agent.

(g) The Company shall have received an Exchange Agent Agreement, in substantially the form attached hereto as Exhibit H (the “Exchange Agent Agreement”), dated as of the Closing Date and executed by Parent and the Exchange Agent.

Section 7.2 Conditions of Obligations of Parent and the Merger Subs. The obligation of Parent and the Merger Subs to effect the Reorganization shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless specifically waived in writing by Parent:

(a) The representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects (except for representations and warranties containing materiality or Company Material Adverse Effect qualifiers, which shall be true and correct in all respects) as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which shall be true and correct as of such date).

(b) The Company shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement or any Ancillary Agreement at or prior to the Closing Date.

(c) The Company shall not have suffered a Company Material Adverse Effect between the date of this Agreement and the Closing Date.

(d) (i) All waiting periods (including all extensions thereof) applicable to the Merger or any other transaction contemplated hereby under the HSR Act or any other foreign, federal or state antitrust, competition or fair trade applicable Law shall have expired or been terminated; (ii) all consents, permits and approvals of Governmental Entities that may be necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, including under applicable Law pertaining to antitrust or competition, and (iii) each private third party notice, consent or waiver and termination of agreement set forth on Schedule 7.2(d) (each a “Required Contract Consent”), shall have been provided or obtained with no conditions attached and no expense imposed on the Company, Parent or their Affiliates. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(e) No Proceeding by a Governmental Entity shall be pending or, to the Knowledge of the Company, threatened against the Company; and no Proceeding by a Governmental Entity shall be pending or, to the Knowledge of the Company, threatened against a Principal Stockholder or against Parent or any Merger Sub with respect to the Company, this Agreement or the transactions contemplated hereby.

(f) The Board of Directors of the Company shall have unanimously approved this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger and the other transactions contemplated hereby and thereby, and such approval shall not have been withdrawn, qualified or rescinded.

(g) The Stockholder Consent shall have been approved and adopted by the Required Stockholder Vote (including all Principal Stockholders) in accordance with applicable Law and the Charter Documents, which approval shall remain in full force and effect;

(h) No Stockholder or Stockholders holding in the aggregate more than five percent (5%) of the Company Capital Stock shall have asserted appraisal rights in accordance with Section 262 of the DGCL or otherwise.

(i) (i) Each Stock Vesting Agreement shall remain in full force and effect and shall not have been rescinded, (ii) the Key Employees’ Offer Letters and At-Will Employee Agreements shall remain in full force and effect and shall not have been rescinded, (iii) each Key Consultant’s Consulting Agreement shall remain in full force and effect and shall not have been rescinded, (iv) the Restrictive Covenants Agreement shall remain in full force and effect and shall not have been rescinded, and (v) Stockholders holding at least [***] of the Outstanding Common Stock shall have entered into an Agreement and Joinder, including an investor representation statement in form acceptable to Parent (the “Investor Representation Statement”), which shall remain in full force and effect and shall not have been rescinded.

(j) Parent shall have received a certificate of good standing of the Company from the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Massachusetts dated within five (5) Business Days prior to the Closing Date.

(k) Parent shall have received resignation letters from all officers and directors of the Company, effective as of the Effective Time.

(l) Parent shall have timely received the Spreadsheet Certificate from the Company pursuant to Section 2.5(c).

(m) The Company shall have delivered to Parent the Section 280G Waivers and shall have submitted the payments which are waived as described in Section 5.7(b).

(n) Parent shall have received from the Company an officer’s certificate certifying to the fulfillment of the conditions specified in Section 7.2(a) – (c), (e) and (h).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(o) Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the resolutions of the Board of Directors of the Company approving this Agreement, the Ancillary Agreements to which the Company is a party, the Merger and the other transactions contemplated hereby and thereby, and (ii) the Stockholder Consent.

(p) Parent shall have received the Escrow Agreement, dated as of the Closing Date and executed by the Securityholders’ Representative.

(q) Parent shall have determined that no registration is required under the Securities Act in connection with the issuance of the Merger Shares.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholders:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if

(i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

(ii) if the Merger shall not have been consummated before April 8, 2016 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate);

(c) by the Company, if Parent or the Merger Subs shall have breached in any material respect any of their representations, warranties or covenants contained in this Agreement, which breach (i) causes or may cause any of the conditions set forth in Section 7.1 (Conditions of Obligations of the Company) not to be satisfied, and (ii) shall not have been cured within ten (10) Business Days following receipt by Parent of written notice of such breach from the Company;

(d) by Parent, if the Company shall have breached in any material respect any representation, warranty or covenant contained in this Agreement, which breach (i) causes or may cause any of the conditions set forth in Section 7.2 (Conditions of Obligations of Parent and the Merger Subs) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the Company of written notice of such breach from Parent;

(e) by Parent, if a Company Material Adverse Effect shall have occurred and shall not have been cured or remedied within ten (10) Business Days from the date of its occurrence; or

(f) by Parent if the condition set forth in Section 7.2(g) is not satisfied within twenty-four (24) hours after the execution of this Agreement.

Section 8.2 Effect of Termination. Termination of this Agreement shall not relieve either party for willful breach of the Agreement or fraud prior to such termination. The provisions of Section 5.2 (Access; Confidentiality), Section 11.2 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article XI (Miscellaneous) of this Agreement and the Non-Disclosure Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Indemnifying Securityholders.

(a) From and after the Effective Time, each Indemnifying Securityholder shall severally (and not jointly) indemnify, hold harmless and reimburse each of Parent, the Initial Surviving Corporation, the Surviving Company and any employee, director, officer, Affiliate, agent or representative of each of them (the “Indemnified Parties”) for any demand, claim, payment, obligation, action or cause of action, assessment, loss, Tax, Liability, damage, cost, interest, award, judgment, penalty or expense (including any and all third party claims and reasonable attorneys’ fees and expenses), but in each case excluding (except to the extent resulting from a third party claim or any willful, intentional or knowing misrepresentation or fraud) any exemplary or punitive damages (collectively, “Damages”) incurred or sustained by the Indemnified Parties, or any of them, arising from, relating to or in connection with, directly or indirectly:

(i) any inaccuracy in or breach of any of the representations or warranties of the Company in this Agreement;

(ii) any failure by the Company to perform or comply with any covenant or agreement of the Company in this Agreement;

(iii) any claims for appraisal or dissenters’ rights by any holder of Dissenting Shares where the amount of Damages actually paid to such holder of Dissenting Shares is in excess of the portion of the Merger Consideration (and any expenses related thereto) that would have been payable with respect to such Dissenting Shares had such shares not been Dissenting Shares;

(iv) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet;

(v) any intentional or knowing misrepresentation or breach or fraud by the Company in connection with this Agreement or the transactions contemplated hereby;

(vi) without duplication, all Pre-Closing Taxes and Merger Expenses (and, for further clarity, any such Damages shall not be indemnified to the extent such amounts were reflected in the Final Working Capital as Closing Date Liabilities); or

(vii) any matter set forth in Schedule 9.1 hereto (each a “Designated Matter”).

(b) Solely for the purpose of determining the amount of Damages suffered by an Indemnified Party as a result of any breach of any representation or warranty of the Company that is qualified by a materiality or a Company Material Adverse Effect qualifier or standard (and not for purposes of determining whether any such breach has occurred), such materiality or Company Material Adverse Effect qualifier or standard shall be disregarded.

(c) This Article IX provides for indemnification against all Damages incurred or sustained by one or more of the Indemnified Parties as a result of the matters set forth herein, whether such indemnification is (i) pursuant to a direct claim by any Indemnified Party or (ii) against Damages incurred or sustained as a result of a third party claim.

(d) For Tax purposes, any payment made pursuant to this Article IX shall be treated as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

Section 9.2 Survival of Representations and Warranties.

(a) Subject to Section 9.2(b), (i) except as set forth in Schedule 9.2(a)(i), the representations and warranties of the Company set forth in Section 3.14 (Intellectual Property) (collectively, the “Intellectual Property Reps”) shall survive until the [***] anniversary of the Closing Date; (ii) (A) the representations and warranties of the Company set forth in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Authority), Section 3.10 (Taxes), and Section 3.26 (Brokers or Finders) (collectively, the “Fundamental Reps”) and (B) claims for indemnification of Damages based upon the breach of any covenant or obligation (including the indemnifiable matters set forth in Section 9.1(a)(ii)—Section 9.1(a)(vi)) shall each survive until expiration of the applicable statute of limitations plus sixty (60) days or, if no such statute of limitations is applicable, the expiration of the statute of limitations under Delaware Law for a personal action based on a promise (10 Del. C. § 8106(a)); (iii) the other representations and warranties of the Company set forth in Article III shall survive until the [***] anniversary of the Closing; and (iv) and the obligation to indemnify the Indemnified Parties for any Designated Matter shall survive for the period set forth on Schedule 9.1; provided, however, that if a Notice of Claim relating to any representation or warranty set forth in Article III or the obligation to indemnify the Indemnified Parties for any Designated Matter is given to the Securityholders’ Representative on or prior to the applicable expiration date of such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 9.2, such representation or warranty shall not expire with respect to such claim, but rather shall remain in full force and effect until such time as such claim has been fully and finally resolved.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Notwithstanding anything to the contrary contained in Section 9.2(a), the limitations set forth in Section 9.2(a) shall not apply in case of any intentional or knowing misrepresentation or breach or fraud by the Company or any Indemnifying Securityholder in connection with this Agreement or the transactions contemplated hereby.

(c) The representations and warranties set forth in Article IV shall survive until the six (6) month anniversary of the Closing.

(d) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnified Parties or any of their Representatives.

Section 9.3 Indemnification Basket. The provisions for indemnity contained in Section 9.1(a) shall become effective only in the event that the aggregate amount of all Damages for which the Indemnifying Securityholders are liable under this Article IX exceeds [***] (the “Indemnification Basket”), in which event, the Indemnifying Securityholders shall be responsible for the aggregate amount of such Damages, and not just the amount in excess of the Indemnification Basket; provided, however, that claims for indemnification from and against Damages incurred or sustained by the Indemnified Parties arising from or relating to any the following shall not be subject to the Indemnification Basket: (i) any inaccuracy in or breach of the Fundamental Reps, and (ii) the indemnifiable matters set forth in Section 9.1(a)(ii) - (vii).

Section 9.4 Limitations on Indemnity.

(a) The aggregate liability of any Indemnifying Securityholder for claims of indemnification from and against Damages pursuant to (i) Section 9.1(a)(i) and (vii) shall not exceed on a pro rata basis (based upon such Indemnifying Securityholder’s Pro Rata Percentage) (A) with respect to Damages incurred or sustained by the Indemnified Parties arising from or relating to any inaccuracy in or breach of representations and warranties, other than the Intellectual Property Reps and the Fundamental Reps, or any Designated Matter that is not related to the Intellectual Property Reps or the Fundamental Reps, [***]; (B) with respect to Damages incurred or sustained by the Indemnified Parties arising from or relating to any inaccuracy in or breach of the Intellectual Property Reps or any Designated Matter related to the Intellectual Property Reps, [***]; and (C) with respect to Damages incurred or sustained by the Indemnified Parties arising from or relating to any inaccuracy in or breach of the Fundamental Reps or any Designated Matter related to the Fundamental Reps, the Merger Consideration plus the Note Consideration paid or payable to the Indemnifying Securityholders; and (ii) Section 9.1(a)(ii) – (vi) shall not exceed on a pro rata basis (based upon such Indemnifying Securityholder’s Pro Rata Percentage) the Merger Consideration plus the Note Consideration paid or payable to the Indemnifying Securityholders, and no Indemnifying Securityholder shall ever be required to pay in the aggregate more than the portion of the Merger Consideration plus the Note Consideration paid or payable to such Indemnifying Securityholder; provided, however, that the preceding limitations shall not apply to or otherwise limit any claims for indemnification from and against Damages for intentional or knowing misrepresentation or breach or fraud in which such Indemnifying Securityholder participated or of which such Indemnifying Securityholder had actual knowledge.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) All claims for indemnification from and against Damages shall be first satisfied by release of Escrow Shares and Escrow Cash from the Escrow Fund in accordance with Section 9.6 until the Escrow Fund is entirely released or exhausted. To the extent that indemnifiable Damages exceed the Escrow Fund, they shall, subject to the limitations set forth in this Section 9.4 and Section 9.6, be recoverable in any manner permitted by applicable Law and any such indemnifiable Damages shall be satisfied by the Indemnifying Securityholders in cash.

(c) The amount of any Damages for which indemnification is provided under this Article IX shall take account of and be reduced, to the extent necessary to prevent double recovery by an Indemnified Party, by (i) any indemnification or contribution payments actually recovered by such Indemnified Party from any third party, net of any expenses reasonably incurred in connection with the recovery of such amounts, and (ii) the amount of any insurance proceeds actually received by such Indemnified Party in respect thereof, net of any expenses (including any increases in applicable premiums, collection costs, expenses and reserves, deductibles, premium adjustments, retrospectively rated premiums and other Damages incurred in collecting such recovery) reasonably incurred in connection with the recovery of such amounts, in each case only to the extent that such amounts are recovered as a result of and specifically in reference to the facts and circumstances giving rise to such Damages (each source identified in clauses (i) and (ii), a “Collateral Source”). In the event that any Damages become payable to an Indemnified Party pursuant to this Article IX or otherwise, such Damages shall become immediately due and payable, regardless of whether amounts payable from a Collateral Source, if applicable, have been determined. Notwithstanding the foregoing, except in respect of “tail” insurance polic(ies) contemplated under Section 5.10 of this Agreement, no Indemnified Party shall have any obligation to pursue any Collateral Source with respect to any Damages or indemnification pursuant to this Article IX. If an Indemnified Party receives any Collateral Source payment that is unrestricted and free from adverse claim or offset in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Securityholders, it shall pay or cause to be paid (via the Exchange Agent or otherwise) to the Indemnifying Securityholders from whom such amount was set off or by whom such amount was paid, within ninety (90) days of receiving such Collateral Source payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article IX with respect to such claim plus the amount of the Collateral Source payments received, over (ii) the amount of Damages with respect to such claim which the Indemnifying Parties have become entitled to receive under this Article IX.

(d) From and after the Closing, the Indemnifying Securityholders shall not have any right of contribution, indemnification or right of advancement from Parent or any of its Affiliates with respect to any Damages claimed by an Indemnified Party.

Section 9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which an Indemnified Party may be entitled to indemnification pursuant to this Article IX other than any claim or Proceeding with respect to Taxes, which shall be governed exclusively by Section 6.3(b), such Indemnified Party shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own. If such Indemnified Party so proceeds with the defense of any such claim or Proceeding:

(a) the Indemnifying Securityholders shall make available to the Indemnified Party any documents and materials in their possession or control that may be necessary to the defense of such claim or Proceeding;

(b) the Securityholders’ Representative will be entitled to participate in the defense of any such claim or Proceeding on behalf of the Indemnifying Securityholders (but not to appear of record or communicate with the Person asserting any such claim or Proceeding or its Representatives), at the sole cost and expense of the Securityholders’ Representative (on behalf of the Indemnifying Securityholders); and

(c) the Indemnified Party shall have the right to settle, adjust or compromise such claim or Proceeding without the consent of the Securityholders’ Representative; provided, however, that if the Indemnified Party settles without the consent of the Securityholders’ Representative, such settlement shall not be deemed conclusive of the amount of Damages for purposes of this Article IX.

An Indemnified Party shall give the Securityholders’ Representative notice after it has been served in connection with the commencement of any such claim or Proceeding against any Indemnified Party; provided, however, that any failure on the part of any Indemnified Party to so notify the Securityholders’ Representative shall not limit any of the obligations of the Indemnifying Securityholders, or any of the rights of any Indemnified Party, under this Article IX (except to the extent such failure materially prejudices the defense of such Proceeding). If an Indemnified Party does not elect to proceed with the defense of any such Proceeding, the Securityholders’ Representative may proceed with the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party or Indemnified Parties; provided, however, that the Securityholders’ Representative may not settle or compromise any such Proceeding without the prior written consent of the Indemnified Party or Indemnified Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnified Party or Indemnified Parties may withhold consent in its discretion to any settlement that: (i) does not include a complete and unconditional release of the Indemnified Parties; (ii) includes any injunctive or non-monetary relief applicable to the Indemnified Parties; (iii) includes any findings or admission of fault, liability or any violation of Law; or (iv) involves Damages in excess the Indemnifying Securityholders indemnification obligations pursuant to this Article IX.

Section 9.6 Claim Procedures. Any claim for indemnification pursuant to this Article IX (and, at the option of any Indemnified Party, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation or fraud, relating to this Agreement) shall be brought and resolved exclusively in accordance with this Section 9.6.

(a) Notice of Claims for Indemnification. If any Indemnified Party has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article IX or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on intentional misrepresentation or fraud), such Indemnified Party may deliver a notice of claim (a “Notice of Claim”) to the Securityholders’ Representative. Each Notice of Claim shall: (a) state that such Indemnified Party believes that such Indemnified Party is or may be entitled to indemnification, compensation or reimbursement under Article IX of the Agreement or is or may otherwise be entitled to a monetary remedy; (b) contain a brief description of the circumstances supporting such Indemnified Party’s belief that such Indemnified Party is so entitled to indemnification or is or may otherwise be entitled to a monetary remedy; and (c) if practicable, contain a non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of such circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnified Party from time to time, being referred to as the “Claimed Amount”).

(b) Objecting to Claims for Indemnification. During the thirty (30) day period commencing upon delivery by an Indemnified Party to the Securityholders’ Representative of a Notice of Claim (the “Dispute Period”), the Securityholders’ Representative may deliver to the Indemnified Party who delivered the Notice of Claim a written response (the “Response Notice”) in which the Securityholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Securityholders’ Representative’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Securityholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then the Securityholders’ Representative shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(c) Payment of Uncontested Amounts.

(i) If the Securityholders’ Representative delivers a Response Notice to the Indemnified Party agreeing that the full Claimed Amount is owed to the Indemnified Party or the Securityholders’ Representative does not deliver a Response Notice during the Dispute Period (an “Uncontested Amount”), then: (A) the lesser of the Then Remaining Escrow Amount (as defined below) and the entire Claimed Amount shall be released from the Escrow Fund; and (B) if the Then Remaining Escrow Amount is less than the Claimed Amount, the Indemnifying Securityholders shall, within ten (10) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, pay the amount of such shortfall to Parent, subject to the limitations set forth in this Article IX and in a manner permitted by this Article IX. The “Then Remaining Escrow Amount” shall mean the amount by which the value of the Escrow Fund (determined in accordance with Section 9.6(f)(i)) exceeds the sum of all amounts previously deemed or determined to be due and owing to any Indemnified Party pursuant to this Article IX.

(ii) If the Securityholders’ Representative delivers a Response Notice to the Indemnified Party during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnified Party (a “Partial Uncontested Amount”), then: (A) the lesser of the Then Remaining Escrow Amount and the entire Agreed Amount shall be released from the Escrow Fund; and (B) if the Then Remaining Escrow Amount is less than the Agreed Amount, the Indemnifying Securityholders shall, within ten (10) Business Days following the delivery of such Response Notice, pay the amount of such shortfall to Parent, subject to the limitations set forth in this Article IX and in a manner permitted by this Article IX.

(d) Resolution of Contested Amounts.

(i) If the Securityholders’ Representative delivers a Response Notice to the Indemnified Party during the Dispute Period indicating that there is a Contested Amount, the Securityholders’ Representative and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnified Party and the Securityholders’ Representative resolve such dispute, then their resolution of such dispute shall be binding on the Indemnifying Securityholders and such Indemnified Party and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnified Party and the Securityholders’ Representative. Upon execution of a settlement agreement, (A) the lesser of the Then Remaining Escrow Amount (as defined below) and the entire Stipulated Amount shall be released from the Escrow Fund; and (B) if the Then Remaining Escrow Amount is less than the Stipulated Amount, the Indemnifying Securityholders shall, within ten (10) Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, pay the amount of such shortfall to Parent, subject to the limitations set forth in this Article IX and in a manner permitted by this Article IX.

(ii) If the Securityholders’ Representative and the Indemnified Party are unable to resolve the dispute relating to any Contested Amount during the thirty (30)-day period commencing upon the delivery of the Response Notice to the Indemnified Party, then either the Indemnified Party or the Securityholders’ Representative may submit the claim described in the Notice of Claim to arbitration to be settled by binding arbitration in New York, New York in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by the Indemnified Party and the Securityholders’ Representative; provided, however, that if Indemnified Party and the Securityholders’ Representative fail to mutually select an arbitrator within fifteen (15) days after such dispute is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to deciding: (a) whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnified Party is entitled to recover; and (b) the non-prevailing party in the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnified Party, if any (the “Award Amount”), shall be furnished to the Securityholders’ Representative and the Indemnified Party in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Indemnifying Securityholders and the Indemnified Party. The non-prevailing party in any such arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses). If an Indemnified Party is found to be the prevailing party in any arbitration, the amount of the fees and expenses of such Indemnified Party payable by the non-prevailing party pursuant to the immediately preceding sentence shall be added to the Award Amount. The non-prevailing party shall be determined solely by the arbitrator. Upon determination of an Award Amount in accordance with this Section 9.6(d)(ii): (A) the lesser of the Then Remaining Escrow Amount and the entire Award Amount shall be released from the Escrow Fund; and (B) If the Then Remaining Escrow Amount is less than the Award Amount, the Indemnifying Securityholders shall, within ten (10) Business Days following the delivery of the final decision of the arbitrator (or such shorter period as may be set forth in such final decision), pay the amount of such shortfall to Parent, subject to the limitations set forth in this Article IX and in a manner permitted by this Article IX.

(e) Escrow Release.

(i) Within three (3) Business Days after the Escrow Release Date, Parent shall determine the aggregate amount, as of the Escrow Release Date, of the Claimed Amounts and Contested Amounts associated with all claims contained in Notices of Claim that have not been finally resolved and paid prior to the Escrow Release Date (the “Unresolved Claims”) and shall instruct the Escrow Agent to release the amount, if any, by which the Then Remaining Escrow Amount exceeds the aggregate amount of Unresolved Claims (the “Escrow Release Amount”) from the Escrow Fund in accordance with Section 9.6(e)(iii). The portion of the Then Remaining Escrow Amount retained by Parent pursuant to this Section 9.6(e)(i) is referred to as the “Retained Amount”.

(ii) Following the Escrow Release Date, within ten (10) Business Days after the final resolution of all Unresolved Claim and the delivery to all Indemnified Parties of all amounts to be delivered to such Persons with respect to all Unresolved Claims from the Retained Amount, if any, Parent shall instruct the Escrow Agent to release the amount, if any, by which the Retained Amount exceeds the aggregate of all amounts delivered to Indemnified Parties following the Escrow Release Date (the “Remaining Retained Amount”) from the Escrow Fund in accordance with Section 9.6(e)(iii); provided, however, that if the Remaining Retained Amount is less than the amount to be delivered to the Indemnified Parties with respect to such Unresolved Claim, then the Indemnifying Securityholders shall, within ten (10) days following the resolution of such Unresolved Claims, pay the amount of such shortfall to Parent, subject to the limitations set forth in this Article IX and in a manner permitted by this Article IX.

(iii) Any Escrow Release Amount or Remaining Retained Amount released from the Escrow Fund pursuant to this Section 9.6(e) shall be distributed to the Indemnifying Securityholders, and any requirement by the Indemnifying Securityholders to pay the amount of any shortfall as set forth in this Section 9.6 shall be paid by the Indemnifying Securityholders, in each case, on a pro rata basis (based upon each such Indemnifying Securityholder’s Pro Rata Percentage), except in the case of indemnification from and against Damages for intentional or knowing misrepresentation or breach or fraud in which such Indemnifying Securityholder participated or of which such Indemnifying Securityholder had actual knowledge.

(f) Value of Escrow Fund.

(i) For purposes of determining the value of the Escrow Fund, the value of the Escrow Shares in the Escrow Fund shall be equal to the product of (A) the number of Escrow Shares then remaining in the Escrow Fund multiplied by (B) the Parent Common Stock Price.

(ii) It is expressly understood and agreed that all indemnifiable Damages to be satisfied out of the Escrow Fund, including any Uncontested Amount or Partial Uncontested Amount pursuant to Section 9.6(c), any Stipulated Amount, any Award Amount and any Agreed Amount, and any Net Working Capital Deficiency payable by the Indemnifying Securityholders pursuant to Section 2.2(e), shall be payable in Escrow Shares and Escrow Cash on an approximately 42.17%/57.83% respectively, basis as set forth in the Spreadsheet (i.e., approximately 42.17% of such indemnifiable Damages shall be paid in Escrow Shares and approximately 57.83% of such indemnifiable Damages shall be paid in Escrow Cash). For purposes of determining the number of Escrow Shares to be used to satisfy such indemnifiable Damages, such number shall be determined by dividing approximately 42.17% of the amount of such indemnifiable Damages by the Parent Common Stock Price.

Section 9.7 Exclusive Remedy. The parties agree that after the Closing, this Article IX shall constitute the sole and exclusive remedy of any Indemnified Party for recovery of Damages incurred or sustained by the Indemnified Parties pursuant to this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) limit the remedies of any person or party under the Ancillary Agreements against any party thereto other than the Company, or (ii) limit the rights or remedies of any party (or any Indemnified Party) with respect to equitable remedies for non-monetary damages, including specific performance, injunctive and other equitable relief.

Section 9.8 Securityholders’ Representative.

(a) The Indemnifying Securityholders will authorize, designate and appoint, as part of their approval and adoption of this Agreement and the transactions contemplated herein, the Securityholders’ Representative to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Indemnifying Securityholders by the consent of the Indemnifying Securityholders and as such is hereby authorized and directed to (i) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Indemnifying Securityholders and making any and all determinations required by this Agreement) which may be required in carrying out his, her or its duties under this Agreement, (ii) bring any and all claims against Parent or its Affiliates for breach of any of their respective representations, warranties, obligations or covenants or other rights of the Indemnifying Securityholders under this Agreement, (iii) exercise such other rights, power and authority as are authorized, delegated and granted to the Securityholders’ Representative under this Agreement in connection with the transactions contemplated hereby and thereby, and (iv) exercise such rights, power and authority as are incidental to the foregoing. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Indemnifying Securityholders, except as expressly provided herein and in the Escrow Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any Ancillary Agreement, schedule, exhibit or the Disclosure Schedule. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Securityholders’ Representative consistent therewith shall be absolutely and irrevocably binding on each Indemnifying Securityholder as if such Indemnifying Securityholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Indemnifying Securityholder’s individual capacity. The powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(b) Certain Indemnifying Securityholders have entered into an engagement agreement with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement and the Escrow Agreement (such Indemnifying Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Securityholders’ Representative shall have no duties towards the Indemnifying Securityholders, and neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”) shall incur any Liability to the Indemnifying Securityholders, and the Indemnifying Securityholders shall have no claims, including those that may arise in the future, against the Securityholders’ Representative for any action or inaction taken or not taken by him in connection with his, her or its service as the Securityholders’ Representative, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct. The Indemnifying Securityholders shall severally indemnify, defend and hold the Securityholders’ Representative Group harmless against any loss, Liability, claim, damage, fee, cost, fine, judgment, amount paid in settlement or expense incurred without gross negligence or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of his, her or its duties hereunder, including the reasonable fees and expenses of any legal counsel or other skilled professionals retained by the Securityholders’ Representative and in connection with seeking recovery from insurers (the “Securityholders’ Representative Expenses”). Such Securityholders’ Representative Expenses may be recovered first, from the Reserve, second, from any distribution of the Escrow Fund otherwise distributable to the Indemnifying Securityholders at the time of distribution, and third, directly from the Indemnifying Securityholders. The Indemnifying Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.

(c) The Securityholders’ Representative shall have reasonable access to information about the Initial Surviving Corporation and the Surviving Company and the reasonable assistance of the Surviving Company’s executive officers for purposes of performing his, her or its duties and exercising his, her or its rights hereunder; provided, that the Securityholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about Parent or its Affiliates to anyone (except on a need to know basis to individuals who agree in writing to treat such information confidentially); provided, further, that such access and assistance shall not interfere with or adversely affect the Surviving Company’s business. The Securityholders’ Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Securityholder or other party

(d) A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all Indemnifying Securityholders and shall be final, binding and conclusive upon each such Indemnifying Securityholder and such Indemnifying Securityholder’s successors, and all defenses which may be available to any Indemnifying Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement or the Escrow Agreement are waived.

(e) In the event the Securityholders’ Representative becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Stockholders (acting by a written instrument signed by Stockholders who held, as of immediately prior to the Closing, a majority of the then outstanding shares of Company Common Stock) shall select another representative to fill the vacancy of the Securityholders’ Representative, and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement. The Securityholders’ Representative may only be removed upon delivery of written notice to Parent signed by Stockholders who, as of immediately prior to the Closing, held a majority (by voting power) of the then outstanding shares of Company Capital Stock. The Securityholders’ Representative shall provide Parent prompt written notice of any replacement of the Securityholders’ Representative, including the identity and address of the new Securityholders’ Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

Section 9.9 No Right of Contribution. No Stockholder shall have any right of contribution against Parent or its Affiliates with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

ARTICLE X

DEFINITIONS AND INTERPRETATION

Section 10.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“280G Waiver” has the meaning set forth in Section 5.7(a) hereof.

“401(k) Plan” has the meaning set forth in Section 5.9 hereof.

“Acquisition Proposal” has the meaning set forth in Section 5.3(a) hereof.

“Adjusted Cash Consideration” means (i) if the Estimated Net Working Capital is greater than the Target Amount, the Base Cash Consideration plus the Estimated Working Capital Adjustment, or (ii) if the Estimated Net Working Capital is less than the Target Amount, the Base Cash Consideration minus the Estimated Working Capital Adjustment, in the case of (i) and (ii), each subject to adjustment pursuant to Section 2.2.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Exercise Price” means the aggregate exercise price of each Company Stock Option outstanding immediately prior to the Effective Time, excluding the aggregate exercise price of any Unvested Company Options held by a person who is not a Continuing Employee.

“Aggregate Net Option Consideration” means an amount equal to (A) the product of (i) the aggregate number of shares subject to each Company Stock Option outstanding immediately prior to the Effective Time, multiplied by (ii) the Deemed Per Share Merger Consideration, less (B) the Aggregate Exercise Price.

“Agreed Amount” has the meaning set forth in Section 9.6(b) hereof.

“Agreement” or “this Agreement” means this Agreement and Plan of Reorganization, together with the Exhibits and Schedules hereto.

“Agreement and Joinder” has the meaning set forth in the recitals.

“Ancillary Agreements” means the Agreement and Joinder, Stock Vesting Agreements, Offer Letters, At-Will Employee Agreements, Consulting Agreements, Restrictive Covenants Agreement, the Releases, the Letters of Transmittal, the Escrow Agreement, the Exchange Agent Agreement and any certificate or other transaction document required to be delivered by Parent, the Merger Subs, the Company or any Securityholder hereby.

“At-Will Employee Agreement” has the meaning set forth in the recitals hereto.

“Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Award Amount” has the meaning set forth in Section 9.6(d) hereof.

“Bankruptcy and Equity Exception” means (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

“Base Cash Consideration” means $78,070,500 in cash.

“Base Stock Consideration” means 1,289,193 shares of Parent Common Stock.

“Benefit Plans” has the meaning set forth in Section 3.11(a) hereof.

“Bonus Plan” means agreements providing for cash bonuses payable to certain non-executive employees of the Company as described on Schedule 5.1(h)(i) hereto.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the United States are authorized or required by law to close.

“Bylaws” means the Bylaws of the Company.

“Capital Stock” means the Common Stock and the Series A Preferred Stock of the Company.

“Certificate of Merger” has the meaning set forth in Section 1.3 hereof.

“Certificates” has the meaning set forth in Section 2.1(a)(ii) hereof.

“Charter Documents” has the meaning set forth in Section 3.1(a) hereof.

“Claimed Amount” has the meaning set forth in Section 9.6(a) hereof.

“Closing” has the meaning set forth in Section 1.2 hereof.

“Closing Date” has the meaning set forth in Section 1.2 hereof.

“Closing Date Schedule” has the meaning set forth in Section 2.2(c) hereof.

“Closing Date Dispute Notice” has the meaning set forth in Section 2.2(d) hereof.

“Closing Date Liabilities” has the meaning set forth in Section 2.2 hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 9.4(c) hereof.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the preamble.

“Company In-Development Products” has the meaning set forth in Section 3.14(a) hereof.

“Company Intellectual Property” has the meaning set forth in Section 3.14(a) hereof.

“Company Material Adverse Effect” means any fact, condition, change, occurrence, event or effect (each, a “Change”) that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, capitalization, assets (whether tangible or intangible), Liabilities, results of operations or condition (financial or otherwise) of the Company or that could prevent or materially alter or delay the consummation of the Merger or any of the other transactions contemplated hereby; except to the extent that any such Change directly results from: (i) Changes in Law or GAAP or the interpretation or method of enforcement thereof; and (ii) Changes generally effecting the pharmaceutical or biotechnology industries; (iii) Changes in general economic or political conditions or the financing or capital markets in general in the United States or any country or region in the world, or changes in currency exchange rates; and (d) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, sabotage, terrorism, military action or war (whether or not declared); which, in the cases of the foregoing clauses (i), (ii) and (iii), does not have a materially disproportionate or unique impact on the Company.

“Company Products” has the meaning set forth in Section 3.14(a) hereof.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a) hereof.

“Company Stock Option” has the meaning set forth in Section 2.1(b)(i) hereof.

“Company Technology” has the meaning set forth in Section 3.14(a) hereof.

“Company Warrant” has the meaning set forth in Section 2.1(c) hereof.

“Confidential Disclosure Agreement” has the meaning set forth in Section 5.2(b) hereof.

“Conflict” has the meaning set forth in Section 3.4(a) hereof.

“Consultant Proprietary Information Agreements” means has the meaning set forth in Section 3.14(k).

“Consulting Agreement” has the meaning set forth in the recitals hereto.

“Contested Amount” has the meaning set forth in Section 9.6(b) hereof.

“Continuing Employee” has the meaning in set forth in Section 5.8 hereof.

“Contract” means any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written and including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section 3.14(k) hereof.

“Convertible Note” means any convertible promissory note of the Company.

“Current Assets” has the meaning set forth in Section 2.2 hereof.

“D&O Indemnitee” has the meaning set forth in Section 5.10(b) hereof.

“Damages” has the meaning set forth in Section 9.1 hereof.

“December Balance Sheet” has the meaning set forth in Section 3.5(a) hereof.

“December Balance Sheet Date” has the meaning set forth in Section 3.5(a) hereof.

“Deemed Per Share Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (i) the sum of (x) $56,929,500, (y) the Adjusted Cash Consideration and (z) the Aggregate Exercise Price by (ii) the aggregate number of shares of Fully Diluted Common Stock, rounded down to the nearest one hundredth of a cent.

“Designated Matters” has the meaning set forth in Section 9.1 hereof.

“DGCL” has the meaning set forth in the recitals hereto.

“Disclosure Schedule” has the meaning set forth in Article III.

“Dispute Period” has the meaning set forth in Section 9.6(b) hereof.

“Dissenting Shares” has the meaning set forth in Section 2.8 hereof.

“DLLCA” has the meaning set forth in the recitals hereto.

“Effective Time” has the meaning set forth in Section 1.3 hereof.

“Employee Proprietary Information Agreement” means has the meaning set forth in Section 3.14(k).

“Environmental Laws” has the meaning set forth in Section 3.19(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.11(a) hereof.

“Escrow Agent” means U.S. Bank Corporate Trust Services.

“Escrow Agreement” has the meaning set forth in Section 2.4(a) hereof.

“Escrow Cash” has the meaning set forth in Section 2.4(a) hereof.

“Escrow Fund” has the meaning set forth in Section 2.4(a) hereof.

“Escrow Release Amount” has the meaning set forth in Section 9.6(e) hereof.

“Escrow Release Date” means the [***] anniversary of the Closing Date.

“Escrow Shares” means [***] shares of Parent Common Stock.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2(a) hereof.

“Estimated Net Working Capital” has the meaning set forth in Section 2.2(a) hereof.

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.2(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means U.S. Bank Corporate Trust Services.

“Exchange Agent Agreement” has the meaning set forth in Section 7.1(g) hereof.

“Exchange Agent Deliverables” has the meaning set forth in Section 2.5(c) hereof.

“FCPA” has the meaning set forth in Section 3.25(a) hereof.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Final Net Working Capital” has the meaning set forth in Section 2.2(a) hereof.

“Financial Statements” has the meaning set forth in Section 3.5(a) hereof.

“Firm” has the meaning set forth in Section 11.11 hereof.

“FIRPTA Certificate” has the meaning set forth in Section 5.12 hereof.

“Fully Diluted Common Stock” means the sum of the following: (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion and any exercise of Company Stock Options or Company Warrants prior to the Closing, and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of all issued and outstanding Company Stock Options and conversion of all other outstanding convertible Securities of the Company, excluding any Company Securities issuable pursuant to any Convertible Note that is not convertible on or prior to the Closing Date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Fundamental Reps” has the meaning set forth in Section 9.2 hereof.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency, commission or entity entitled to exercise any executive, legislative, judicial, regulatory, administrative or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

“Hazardous Materials” has the meaning set forth in Section 3.19(a) hereof.

“Healthcare Data Requirements” has the meaning set forth in Section 3.24 hereof.

“HITECH” has the meaning set forth in Section 3.24 hereof.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, (including but not limited to amounts referred to by the Company as equipment debt, AR debt, and “growth capital” debt); (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations arising out of any financial hedging, swap or similar arrangements, (iv) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (v) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction (for purposes of clarity, excluding any performance or surety bonds or letters of credit which have not been drawn or presented and which are issued in the ordinary course of business); and (vi) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto, and shall, notwithstanding the foregoing, specifically exclude trade payables and accruals incurred in the ordinary course of business.

“Indemnification Basket” has the meaning set forth in Section 9.3 hereof.

“Indemnified Parties” has the meaning set forth in Section 9.1 hereof.

“Indemnifying Securityholders” means each Stockholder and each holder of Convertible Notes.

“Independent Accountants” has the meaning set forth in Section 2.2(e) hereof.

“Infringement” or “Infringe” has the meaning set forth in Section 3.14(a) hereof.

“Information Statement” has the meaning set forth in Section 5.5(a) hereof.

“Initial Surviving Corporation” has the meaning set forth in the recitals hereto.

“Intellectual Property” has the meaning set forth in Section 3.14(a) hereof.

“Intellectual Property Reps” has the meaning set forth in Section 9.2 hereof.

“Intellectual Property Rights” has the meaning set forth in Section 3.14(a) hereof.

“Interim Balance Sheet” has the meaning set forth in Section 3.5(a) hereof.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.5(a) hereof.

“Investor Representation Statement” has the meaning set forth in Section 7.2(i) hereof.

“IRS” has the meaning set forth in Section 3.11(a) hereof.

“Key Consultant” has the meaning set forth in the recitals.

“Key Employee” means the employees named on Schedule A-2 hereof.

“Knowledge” with respect to the Company means the [***].

“Law” means any law, statute, rule, ordinance, regulation, judgment, order, injunction or decree of any United States federal, local or foreign government or agency thereof, including securities or “blue sky” laws.

“Letters of Transmittal” has the meaning set forth in Section 2.5(c) hereof.

“Liabilities” means with respect to any Person, all debts, liabilities, commitments, losses, deficiencies, duties, charges, damages, costs, fees, expenses and obligations of any kind (whether asserted or unasserted, known or unknown, absolute or contingent, accrued, due or to become due, secured or unsecured, liquidated, matured or otherwise), including, but not limited to, accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue and all other liabilities of such Person or any of its Subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Indebtedness, Merger Expenses and the Taxes of the Company attributable to any Pre-Closing Tax Period.

“Lien” means any lien pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, right of first offer or refusal or other encumbrance of any sort.

“Material Contract” has the meaning set forth in Section 3.13(b) hereof.

“Merger” has the meaning set forth in the recitals hereto.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Merger Consideration” shall mean the aggregate consideration payable to the holders of Securities of the Company pursuant to this Agreement, including the aggregate value of the restricted stock units of Parent granted pursuant to Section 6.5.

“Merger Expenses” has the meaning set forth in Section 11.2 hereof.

“Merger Shares” means the shares of Parent Common Stock issued pursuant to Section 2.1(a) hereof.

“Merger Sub 1” has the meaning set forth in the preamble hereto.

“Merger Sub 2” has the meaning set forth in the preamble hereto.

“Merger Subs” has the meaning set forth in the preamble hereto.

“Moral Rights” has the meaning set forth in Section 3.14(a) hereof.

“NASDAQ” means, when in reference to the Parent Common Stock, The NASDAQ Global Select Market.

“Net Working Capital” has the meaning set forth in Section 2.2(a) hereof.

“Note Consideration” means the aggregate consideration paid in satisfaction of the Company’s obligations under the Convertible Notes.

“Notice of Claim” has the meaning set forth in Section 9.6(a) hereof.

“Offer Letter” has the meaning in the recitals hereto.

“Optionholder” means a holder of any Company Stock Options.

“Outstanding Common Stock” has the meaning set forth in Section 2.1(a)(ii) hereof.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001.

“Parent Common Stock Price” means $44.159 per share.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Financial Statements” has the meaning set forth in Section 4.4 hereof.

“Parent Material Adverse Effect” means any material adverse Change with respect to, or any material adverse effect on, the results of operations or financial condition of Parent or the ability of Parent to consummate, including any material delay in Parent’s ability to consummate, the Merger, the Subsequent Merger or any of the other transactions contemplated by this Agreement; except to the extent that any such Change directly results from: (i) Changes in Law or GAAP or the interpretation or method of enforcement thereof; (ii) Changes generally effecting the pharmaceutical or biotechnology industries; (iii) Changes in general economic or political conditions or the financing or capital markets in general in the United States or any country or region in the world, or changes in currency exchange rates; (iv) any Change resulting from the announcement or pendency of the Merger or the transactions contemplated hereby; or (v) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, sabotage, terrorism, military action or war (whether or not declared); which, in the cases of the foregoing clauses (i), (ii) and (iii), does not have a materially disproportionate or unique impact on Parent.

“Parent SEC Reports” has the meaning set forth in Section 4.4 hereof.

“Patents” has the meaning set forth in Section 3.14(a) hereof.

“Per Share Merger Consideration” shall mean a combination of shares of Parent Common Stock and cash, calculated as follows: (i) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Base Stock Consideration by (y) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion; and (ii) an amount in cash equal to the quotient obtained by dividing (x) the Adjusted Cash Consideration minus the Aggregate Net Option Consideration by (y) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion, rounded down to the nearest one hundredth of a cent.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, carriers’, workmen, warehousemen, repairmen, landlord’s and similar Liens, (b) Liens arising by operation of Law including worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) Liens for Taxes, assessments or other similar charges by Governmental Entities securing payments not yet due and payable, (d) immaterial easements, servitudes, encroachments, rights of way or other imperfections of title or possession of real property the existence of which do not interfere with the present use of the affected real property, (e) non-exclusive licenses granted by the Company under Company Intellectual Property, (d) restrictions on transfer of securities under applicable securities Laws and (g) Liens arising solely by action of Parent or its Affiliates.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means non-public personally identifiable information relating to a natural or legal person, the privacy of whom is protected under applicable Law.

“Post-Closing Tax Period” means any taxable period (or portion thereof) that ends after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on the Closing Date or ending prior to the Closing Date.

“Pre-Closing Taxes” means Taxes imposed on or payable by the Company for any Pre-Closing Tax Period, including any such Taxes arising in any Straddle Period that are attributable to a Pre-Closing Tax Period in accordance with Section 6.3(c).

“Preferred Stock Conversion” has the meaning set forth in Section 2.1(a)(i) hereto.

“Principal Stockholders” means each of Francois Vigneault, Ph.D., Santé Health Ventures II, LP and George Church, Ph.D.

“Pro Rata Percentage” means, with respect to each Indemnifying Securityholder, the percentage set forth opposite the name of such Indemnifying Securityholder on the Spreadsheet.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Proposed Final Closing Balance Sheet” has the meaning set forth in Section 2.2(c) hereof.

“Proposed Final Net Working Capital” has the meaning set forth in Section 2.2(c) hereof.

“Proposed Final Working Capital Adjustment” has the meaning set forth in Section 2.2(c) hereof.

“Protected Health Information” shall have the same meaning set forth in 45 C.F.R. §160.103.

“Public Health Service Act” means the Public Health Service Act of 1944, as amended, and the rules and regulations promulgated thereunder.

“Registered Intellectual Property” has the meaning set forth in Section 3.14(a) hereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.6 hereof.

“Regulatory Authority” means any federal, national, or multinational governmental health regulatory agency or authority within a regulatory jurisdiction, with the authority to grant approvals, licenses, registrations or authorizations necessary for the development, manufacture, use, and sale of a pharmaceutical product.

“Release” has the meaning set forth in Section 7.2(i) hereof.

“Remaining Retained Amount” has the meaning set forth in Section 9.6(e) hereof.

“Reorganization” has the meaning set forth in the recitals hereto.

“Representatives” means a Person’s directors, officers, employees, agents or advisors.

“Required Contract Consent” has the meaning set forth in Section 7.2(d) hereof.

“Required Stockholder Vote” has the meaning set forth in Section 3.3(c) hereof.

“Reserve” has the meaning set forth in Section 2.4(b) hereof.

“Response Notice” has the meaning set forth in Section 9.6(b) hereof.

“Restricted Consideration” means the portion of the Merger Consideration payable to any Stockholder that is subject to a Stock Vesting Agreement.

“Restricted Party” has the meaning set forth in Section 3.25(b).

“Restricted Stock” means any stock subject to forfeiture, redemption and/or repurchase pursuant to a restricted stock or similar agreement or arrangement.

“Restrictive Covenants Agreement” has the meaning set forth in the recitals hereto.

“Retained Amount” has the meaning set forth in Section 9.6(e) hereof.

“SEC” means the United States Securities and Exchange Commission.

“Security” or “Securities” means any common stock, preferred stock, convertible notes, options, warrants, or any other securities convertible into, exercisable for, or subscriptions or rights to acquire, any such securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholder” means any holder of Securities of the Company.

“Seller Group” has the meaning set forth in Section 11.11 hereof.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Spreadsheet” has the meaning set forth in Section 2.5(a).

“Spreadsheet Certificate” has the meaning set forth in Section 2.5(b).

“Standard Form Agreements” has the meaning set forth in Section 3.14(f) hereof.

“Statement of Expenses” has the meaning set forth in Section 5.11 hereof.

“Stipulated Amount” has the meaning set forth in Section 9.6(d) hereof.

“Stock Plan” means the Company’s 2010 Stock Incentive Plan.

“Stock Vesting Agreement” has the meaning set forth in the recitals hereto.

“Stockholder” means a holder of the Company’s Outstanding Common Stock and excludes any Optionholder.

“Stockholder Consent” has the meaning set forth in the recitals hereto.

“Securityholders’ Representative” has the meaning set forth in the preamble hereto.

“Straddle Period” has the meaning set forth in Section 6.3(b) hereof.

“Subsequent Certificate of Merger” has the meaning set forth in Section 1.3 hereof.

“Subsequent Effective Time” has the meaning set forth in Section 1.3 hereof.

“Subsequent Merger” has the meaning set forth in the recitals hereto.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Surviving Company” has the meaning set forth in the recitals hereto.

“Target Amount” has the meaning set forth in Section 2.2(a) hereof.

“Tax” or “Taxes” means (i) any and all net income, corporate, capital gains, capital acquisitions, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Tax Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group during any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify (or otherwise assume or succeed to the liability of) any other Person.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the assessment, determination, collection, imposition or administration of any Taxes.

“Tax Contest” has the meaning set forth in Section 6.3(b) hereof.

“Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, claims for refund, and information returns and any amendments thereto.

“Technology” has the meaning set forth in Section 3.14(a) hereof.

“Then Remaining Escrow Amount” has the meaning set forth in Section 9.6(c) hereof.

“Trade Law” means all applicable Laws relating to the sale, marketing, promotion, export or re-export of goods and accompanying software, the transfer of technology, and financial transactions related thereto promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, the Bureau of Industry and Security in the United States Department of Commerce or any other department or agency of the United States federal government, including, without limitation, the Arms Export-Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act (as extended and amended by Executive Orders), the 1930 Tariff Act, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, trade sanctions regulations codified at 31 CFR Part 500 et seq., the United States Customs Regulations.

“Trademarks” has the meaning set forth in Section 3.14(a) hereof.

“Transfer Taxes” has the meaning set forth in Section 2.12 hereof.

“Uncontested Amount” has the meaning set forth in Section 9.6(e) hereof.

“Unresolved Claims” has the meaning set forth in Section 9.6(e) hereof.

“Unvested Amount” has the meaning in Section 2.1(b)(i) hereof.

“Unvested Company Option” has the meaning set forth in Section 2.1(b)(iii) hereof.

“Vested Amount” has the meaning in Section 2.1(b)(i) hereof.

“Vested Company Option” has the meaning set forth in Section 2.1(b)(ii) hereof.

“Vested Option Consideration” has the meaning set forth in Section 2.1(b)(ii) hereof.

“Voting Debt” has the meaning set forth in Section 3.2(h) hereof.

“WARN Act” has the meaning set forth in Section 3.12(c) hereof.

Section 10.2 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) Only such documents and information as have been made available to Parent in the electronic data room of the Company to which Parent was provided access at least three (3) Business Days prior to the date hereof shall be considered to have been “made available” or “provided” to Parent for purposes of this Agreement. The Company shall deliver to Parent a complete copy on USB of all documents made available in such data room promptly following the date of this Agreement.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival. All statements as to factual matters contained in any certificate executed and delivered by the Company or any officer of the Company at Closing pursuant to this Agreement shall be deemed to be representations and warranties by the Company hereunder. All statements as to factual matters contained in any certificate executed and delivered by Parent or any officer of Parent at Closing pursuant to this Agreement shall be deemed to be representations and warranties by the Parent hereunder. The waiver of any condition based on any representation, warranty, covenant or obligation will not affect the right to indemnification, payment for Damages, or other remedy related to such representation, warranty, covenant or obligation. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that, to the extent the survival periods and termination dates applicable to the representations and warranties and indemnifiable matters set forth herein exceed any applicable statute of limitations, the survival periods and termination dates set forth herein shall supersede any statute of limitations applicable to such representations and warranties and indemnifiable matters.

Section 11.2 Fees and Expenses. Except as specifically provided in this Agreement, all fees, costs and expenses in connection with this Agreement and the consummation of the Merger or any of the other transactions contemplated hereby incurred or anticipated by the Company whether paid or unpaid as of the Closing Date, including each of the items set forth on Schedule 11.2 (the “Merger Expenses”), shall be finally invoiced prior to the Closing and included in Closing Date Liabilities on the Closing Balance Sheet. For purposes of the foregoing definition, any Merger Expenses unpaid as of the date of the Closing Balance Sheet, to the extent not reflected thereon, or incurred thereafter, will nonetheless be deemed to be Merger Expenses. For the avoidance of doubt “Merger Expenses” shall not include the issuance of the securities contemplated by Section 6.7 hereof in substitution of the Unvested Company Options. All fees, costs and expenses incurred by Parent or its Affiliates in connection with this Agreement and the consummation of the Merger or any of the other transactions contemplated hereby shall be paid by Parent or its Affiliates.

Section 11.3 Amendment. Prior to the Closing, this Agreement may not be amended except by an instrument in writing signed by or on behalf of Parent, the Merger Subs and the Company. After the Closing, this Agreement may not be amended except by an instrument in writing signed by or on behalf of Parent and the Securityholders’ Representative.

Section 11.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 11.5 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that with respect to notices delivered to the Securityholders’ Representative, such notices must be delivered solely via facsimile transmission or via email:

(a) if to the Company, to

AbVitro Inc.

27 Dry Dock Avenue

6th Floor

Boston, MA 02210

Attention: Jeffrey M. Ostrove, Ph.D., CEO

Email: [omitted]

with a copy (which shall not constitute notice) to

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention: Randy Socol

Fax: 858-638-5057

Email: [omitted]

and

(b) if to Parent, to

Juno Therapeutics, Inc.

307 Westlake Avenue North

Suite 300

Seattle, WA 98109

Attention: General Counsel

Email: [omitted]

with a copy (which shall not constitute notice) to

Woodside Counsel, PC

203 Redwood Shores Parkway, Suite 610

Redwood Shores, California 94065

Attention: Gregory Smith

Fax: 650-632-1691

Email: [omitted]

And

(c) if to the Securityholders’ Representative, to

Fortis Advisors

Attention: Notice Department

Fax: 858-408-1843

Email: [omitted]

Section 11.6 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.8 Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules attached hereto) together with the Ancillary Agreements (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby; provided, that the Confidential Disclosure Agreement shall remain in effect in accordance with its terms; and (b) shall not be assigned by operation of law or otherwise except that Parent and each Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect wholly or majority owned Subsidiary or Affiliate of Parent, but no such assignment shall relieve Parent from its obligations hereunder.

Section 11.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

Section 11.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement other than as provided in Section 5.10(b) (with respect to D&O Indemnitees), Section 6.6 (with respect to holders of Merger Shares) and Section 6.8 (with respect to holders of Merger Shares).

Section 11.12 Waiver of Conflicts. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, partners, officers, employees, and Affiliates that the Company, and not any of its individual Securityholders, is the client of DLA Piper LLP (US) (the “Firm”). After the Closing, it is possible that the Firm will represent the Securityholders, the Securityholders’ Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein or in the Escrow Agreement, the Escrow Fund and any claims made thereunder pursuant to this Agreement or the Escrow Agreement. Parent and the Company hereby agree that the Firm (or any successor) may represent the Seller Group after the Closing in connection with issues that may arise under this Agreement or the Escrow Agreement, the administration of the Escrow Fund and any claims that may be made thereunder pursuant to this Agreement or the Escrow Agreement. After the Closing, the Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, stockholder, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Escrow Agreement, or the transactions contemplated hereby. Each of the parties hereto consents thereto, and waives any conflict of interest arising from such representation, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each such party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection. The foregoing agreement and conflict of interest waiver set forth in this Section 11.11 will become effective upon receipt by Parent at the address set forth in Section 11.4, addressed to the attention of the General Counsel, of written confirmation from the Firm that: (1) it will not disclose or use any confidential information that it has obtained from the Company without the prior consent of Parent and will not otherwise use or disclose any such confidential information in connection with any representation of the Seller Group and (2) it will deliver the Company’s files (excluding accounting records or other internal Firm documents, e-mails or communications or drafts of any documents) upon request by Parent or the Surviving Company.

Section 11.13 Attorney-Client Privilege. Notwithstanding the Merger, Parent and the Company agree that neither the Company nor Parent shall have the right to assert the attorney-client privilege as to pre-closing and post-closing communications between the Securityholders or the Company (for the Company, only with respect to pre-Closing communications), on one hand, and its counsel, the Firm, on the other hand, to the extent that the privileged communications relate to this Agreement or any of the Ancillary Agreements or to the transactions contemplated hereby or thereby. The parties agree that only the Securityholders shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing. The files generated and maintained by the Firm as a result of the Firm’s representation of the Company in connection with this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby shall be and become the exclusive property of the Securityholders and shall be segregated from the Firm’s files related to all other elements of its representation of the Company prior to the Closing (which shall remain the property of the Company). The attorney-client privilege may be waived on behalf of the Securityholders only by the Securityholders’ Representative. The foregoing shall not extend to (i) any communication unrelated to this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby, (ii) communications between the Securityholders or the Company, on the one hand, and any Person other than the Firm, on the other hand, or (iii) any post-Closing communications between the Company and the Firm or any other legal counsel.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JUNO THERAPEUTICS, INC.

By:	/s/ Hans E. Bishop
Name:	Hans E. Bishop
Title:	Chief Executive Officer

P ACQUISITION CORPORATION

By:	/s/ Hans E. Bishop
Name:	Hans E. Bishop
Title:	Chief Executive Officer

P ACQUISITION LLC

By:	/s/ Hans E. Bishop
Name:	Hans E. Bishop
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ABVITRO INC.

By:	/s/ Jeffrey M. Ostrove
Name:	Jeffrey M. Ostrove, Ph.D.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

[Signature Page to Agreement and Plan of Reorganization]